Exhibit 10.3

LOAN AGREEMENT

by and among

OPINION RESEARCH CORPORATION, ORC INC.,

MACRO INTERNATIONAL INC., ORC PROTEL, INC.,

SOCIAL AND HEALTH SERVICES, LTD., ORC HOLDINGS, LTD. AND

O.R.C. INTERNATIONAL LTD.

and

ALLIED CAPITAL CORPORATION

May 4, 2004

$12,000,000 Subordinated Notes

due May 4, 2009 of Opinion Research Corporation

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EXHIBITS AND SCHEDULES

SCHEDULE 4.4	GOVERNMENTAL APPROVALS
SCHEDULE 4.5	BORROWERS’ BUSINESS
SCHEDULE 4.7	INDEBTEDNESS
SCHEDULE 4.8	OWNERSHIP AND CONTROL
SCHEDULE 4.9	MATERIAL ADVERSE CHANGES
SCHEDULE 4.10	LEASES
SCHEDULE 4.11	LITIGATION
SCHEDULE 4.12	CONTRACTS
SCHEDULE 4.13	AFFILIATE TRANSACTIONS
SCHEDULE 4.15	INSURANCE
SCHEDULE 4.18	EMPLOYEE BENEFIT MATTERS
SCHEDULE 4.20	LABOR MATTERS
SCHEDULE 4.21	EMPLOYEES
SCHEDULE 4.25	INTELLECTUAL PROPERTY
SCHEDULE 6.12(a)	PREPAYMENT PENALTIES AND COSTS
SCHEDULE 6.12(e)	APPROVED NON-CASH CHARGES
SCHEDULE 7.4	INVESTMENTS
SCHEDULE 7.6	PERMITTED LOANS AND ADVANCES

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LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of May 4, 2004 by and among: (i) Opinion Research Corporation, a Delaware corporation, ORC, Inc., a Delaware corporation, Macro International Inc., a Delaware corporation, ORC ProTel, Inc., a Delaware corporation, Social and Health Services, Ltd., a Maryland corporation, ORC Holdings, Ltd., an English company, O.R.C. International Ltd., an English company and each other Person hereafter joining this Agreement as a “Borrower” (individually, a “Borrower” and collectively, the “Borrowers”), (ii) Allied Capital Corporation, a Maryland corporation (“Allied Capital”).

RECITALS:

A. The Borrowers have requested that Allied Capital invest in the Borrowers the aggregate sum of Twelve Million Dollars ($12,000,000) in exchange for the Notes. Allied Capital is willing to make such investment in the Borrowers on the terms and conditions set forth herein.

B. The parties wish to set forth herein their understandings and agreements pertaining to this transaction.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Allied Capital and its successors and assigns with respect to their interest in all or any part of any of the Notes (as hereinafter defined) (individually, a “Holder” and collectively, the “Holders”), the Borrowers hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Defined Term s. As used in this Agreement, the following terms have the meanings specified below:

“Act of Bankruptcy,” when used in reference to any Person, means the occurrence of any of the following with respect to such Person: (a) such Person shall have made an assignment for the benefit of his or its creditors; (b) such Person shall have admitted in writing his or its inability to pay his or its debts as they become due; (c) such Person shall have filed a voluntary petition in bankruptcy; (d) such Person shall have been adjudicated bankrupt or insolvent; (e) such Person shall have filed any petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law pertinent to such circumstances; (f) such Person shall have filed or shall file any answer admitting or not contesting the material allegations of a bankruptcy, insolvency or similar petition filed against such Person; (g) such Person shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of such

Person or of all or any substantial part of the properties of such Person; (h) 60 days shall have elapsed after the commencement of an action against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law without such action having been dismissed or without all orders or proceedings thereunder affecting the operations or the business of such Person having been stayed, or if a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (i) 60 days shall have expired after the appointment, without the consent or acquiescence of such Person of any trustee, receiver or liquidator of such Person or of all or any substantial part of the assets and properties of such Person without such appointment having been vacated.

“Act of Dissolution,” when used in reference to any Person (other than an individual), shall mean the occurrence of any action initiating, or any event that results in, the dissolution, liquidation, winding-up or termination of such Person.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, is related to, affiliated with, Controls or is Controlled by or is under common Control with the Person specified or any of its affiliates.

“Applicable Law(s)” when used in the singular, shall mean any applicable Federal, state, foreign or local law, ordinance, order, regulation, rule or requirement of any governmental or quasi-governmental agency, instrumentality, board, commission, bureau or other authority having jurisdiction, and, when used in the plural, shall mean all such applicable Federal, state, foreign and local laws, ordinances, orders, regulations, rules and requirements.

“Approval” has the meaning specified in Section 9.16(a).

“Approved International Organization” means any of the international multilateral organizations listed on Schedule A hereto, or any other international multilateral organization deemed acceptable by the Senior Lender from time to time, in its sole and absolute discretion.

“Asset Coverage Ratio” shall have the meaning specified in Section 6.12(b).

“Asset Disposition” means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by a Person or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”) of any assets, including any shares of Capital Stock of a Subsidiary, but excluding: (i) dispositions by a Borrower to another Borrower in which the Holders continue to have a perfected second priority security interest in and to all such assets constituting Collateral (after giving effect to such disposition), subject to Permitted Liens and (ii) dispositions to non-Borrowers consummated in the ordinary course of the Borrowers’ Business, provided that the fair market value of any and all such asset dispositions does not exceed $500,000, in the aggregate, in any 12 month period.

“Audited Financials” has the meaning specified in Section 4.6(a).

“Borrower’s Business” means the business of primary research and consulting and telemarketing and related services and other businesses reasonably related to or compatible with such business.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in Washington, D.C. are authorized or required by Applicable Law to close.

“Capital Stock” of any Person means any and all shares, interests, participation or other equivalents (however designated) of capital stock of such Person (if such Person is a corporation), any and all equivalent ownership interests in such Person (if such Person is other than a corporation), any securities convertible into or exchangeable for any of the foregoing and any and all warrants, options or other rights to purchase any of the foregoing.

“Carryover Year” has the meaning specified in Section 6.12(d).

“Cash Equivalents” means: (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than 90 days from the date of acquisition; (b) time deposits, certificates of deposit and banker’s acceptances of any domestic commercial bank having capital and surplus in excess of $200,000,000 having maturities of not more than 90 days from the date of acquisition; (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) and entered into with any bank meeting the qualifications specified in clause (b) above; (d) commercial paper having, at the time of acquisition thereof, the highest credit rating obtainable from Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. and maturing within ninety days after the date of acquisition; and (e) money market funds which invest at least 90% of their assets continually in the types of securities or instruments described in clauses (a), (b), (c) and (d) above, in each case, which can be liquidated without financial penalty.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Change of Control” means one or more transactions resulting in: (a) a sale, assignment, lease or transfer of all or a material portion of the assets of the Parent Company and its Subsidiaries; (b) one or more Persons (other than the shareholders of the Parent Company that are existing as of the date hereof) either (i) owning in the aggregate in excess of 50% of the then outstanding Capital Stock of the Parent Company or (ii) being able to elect a majority of the board of directors of the Parent Company; or (c) each Credit Party shall cease to own 100% of the Capital Stock of its Subsidiaries, free and clear of all Liens, rights, options, warrants or other similar agreements or understandings other than Permitted Liens.

“Charges” has the meaning specified in Section 9.9.

“Closing” means the consummation of the Transaction.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986 and the regulations thereunder, as amended or otherwise modified from time to time.

“Collateral” means all of the collateral covered by the Stock Pledge Agreement.

“Contribution Agreement” shall mean the Contribution Agreement of even date herewith, by and among the Borrowers, and delivered by the Borrowers prior to or simultaneously with their execution and delivery of this Agreement, together with all amendments and modifications thereof hereafter executed and delivered by the Borrowers and approved by the Holders.

“Control” means, without limitation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Financing” means the issuance of any Indebtedness of any Credit Party that is subordinated to the Senior Debt. “Covered Financing” shall exclude any financing the sole purpose of which is to refinance repay or redeem the Notes.

“Credit Parties” means, collectively, the Borrowers and the Guarantors; and “Credit Party” means each of the Borrowers or the Guarantors.

“Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Interest” shall have the meaning specified in Section 2.6.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Indebtedness or Disqualified Stock or (c) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the stated maturity of the Notes.

“Dollars” or “$” means lawful money of the United States of America.

“EBITDA” means, as of the date of any determination, the Net Income of the Parent Company and its Subsidiaries, plus interest expense, plus taxes, plus depreciation expense, plus amortization expense, plus any non-cash, non-recurring charges against income approved in writing by the Holders minus any non-cash gain (to the extent included in determining Net Income) minus any dividends paid in accordance with Section 7.6(a) of this Agreement that have not been considered in determining Net Income, all as determined on a rolling four (4) quarter consolidated basis in accordance with GAAP. Additionally, any transaction costs incurred on or before the Closing Date for the closing of the Senior Credit Facility, the Term B Facility and the transactions contemplated in the Loan Documents in an aggregate amount not to exceed $3,681,867 and any prepayment penalties or other costs related to refinancing the Borrowers’ existing bank debt, as appears on Schedule 6.12(a) (without duplication), may be added back to Net Income in calculating EBITDA.

“Environmental Claim” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any

Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, the effect of the environment on human health and safety, or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law to operate any Borrower’s Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any Person required at any relevant time to be aggregated with the Parent Company or any of its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following with respect to a Plan or Multiemployer Plan, as applicable: (a) a Reportable Event with respect to a Plan or a Multiemployer Plan; (b) a complete or partial withdrawal by the Parent Company or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Parent Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; (c) the distribution by the Parent Company or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan; (d) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Parent Company or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; (e) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Parent Company or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within 30 days; (f) the imposition upon the Parent Company or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Parent Company or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan; (g) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Parent Company or any ERISA Affiliate; (h) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which the Parent Company or any ERISA Affiliate may be directly or indirectly liable; or (i) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Parent Company or any ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

“Events of Default” has the meaning specified in Article VIII.

“Financial Officer” of any corporation or other entity means the chief financial officer, treasurer or chief executive officer of such corporation or entity.

“Financials” means, collectively, the Audited Financials and the Interim Financials, as defined in Section 4.6.

“Financing Statements” means the UCC-1 financing statements dates as of the date hereof by the Credit Parties in favor of the Holders and evidencing the Holders’ second lien on the assets of Borrowers.

“Fixed Charges Ratio” has the meaning specified in Section 6.12(a).

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles, consistently applied, for the period or periods in question.

“Government” means the United States government, any state government, any local government, any department, instrumentality or agency of the United States government, any state government or any local government, or any Approved International Organization.

“Government Contract” and “Government Contracts” means, individually or collectively, as the context may require, (i) written contracts between any Credit Party and the Government; and (ii) written subcontracts between any Credit Party and a Prime Contractor who is providing goods or services to the Government pursuant to a written contract with the Government (a “Government Subcontract”), provided that the subcontract relates only to goods or services being provided to the Government pursuant to a Government Subcontract.

“Government Subcontract” has the meaning set forth in the definition of “Government Contract”.

“Governmental Authority(ies)” means any Federal, state, local, quasi-governmental instrumentality or foreign court, or governmental agency, authority, instrumentality, agency, bureau, commission, department or regulatory body.

“Guarantee Obligation” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or advance or supply funds for the purchase of) any security for the payment of such Indebtedness; (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness; or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided that the term “Guarantee Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The word “Guarantee” when used as a verb shall have the correlative meaning.

“Guarantor” means each entity that becomes a Guarantor under the Guaranty Agreement.

“Guaranty Agreement” means the Guaranty Agreement to be entered into in accordance with the terms of this Agreement in favor of the Holders, as amended, supplemented, or otherwise modified from time to time, all in form and substance satisfactory to the Holders.

“Hazardous Materials” means (a) hydrocarbon gases, propane, petroleum and petroleum products (including their by-products and breakdown products), radioactive materials, asbestos-containing materials, polychlorinated biphenyls, lead paint, mold or other microbial contamination and radon gas, and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Holder” and “Holders” have the meaning provided above in the introduction to this Agreement.

“Indebtedness” means, without duplication: (a) all obligations of the Borrowers in respect of money borrowed; (b) all obligations of the Borrowers (other than trade debt incurred in the ordinary course of business that are not past due), whether or not for borrowed money, (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) capital lease obligations of the Borrowers; (d) all obligations of the Borrowers to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatorily redeemable stock issued by any Borrowers, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (e) each Borrower’s pro rata share of the Indebtedness of any unconsolidated affiliate of such Borrower (including Indebtedness of any partnership or joint venture in which such Borrower is a general partner or joint venturer to the extent of such Borrower’s pro rata share of the ownership of such partnership or joint venture); (f) all obligations of any other person or entity which any Borrower has guaranteed or which are secured by any lien on property owned by any Borrower, and (g) reimbursement obligations in connection with letters of credit issued for the benefit of any Borrower.

“Indemnitee” has the meaning in Section 9.5(b).

“Intellectual Property” means, collectively, all of each Borrower’s and each of their respective Subsidiaries’ now owned and hereafter acquired intellectual property, including, without limitation the following: (a) all patents (including all rights corresponding thereto throughout the world, and all improvements thereon); (b) all trademarks (including service marks, trade names and trade secrets, and all goodwill associated therewith); (c) all copyrights (including all renewals, extensions and continuations thereof); (d) all applications for patents, trademarks or copyrights and all applications otherwise relating in any way to the subject matter of such patents, copyrights and trademarks; (e) all patents, copyrights, trademarks or applications therefor arising after the date of this Agreement; (f) all domain names and licenses; (g) all reissues, continuations, continuations-in-part and divisions of the property described in the preceding clauses (a), (b), (c), (d), (e) and (f), including, without limitation, any claims by the Parent Company or its Subsidiaries against third parties for infringement thereof; and (h) all rights to sue for past, present and future infringements or violations of any such patents, trademarks, copyrights and licenses.

“Interest” means any ownership or profit sharing interest (however designated) in any general or limited partnership, trust, limited liability company, private company or joint venture, and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“Interest Rate” means a fixed rate of interest as set forth in, and payable in accordance with the terms of, the Notes.

“Interim Financials” has the meaning in Section 4.6.

“Investments” means, collectively, the ownership or purchase of any Capital Stock or evidence of Indebtedness, Interest in or other security of another Person or any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for assets sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms) to another Person (including any joint venture) or any commitment or option to acquire any of the foregoing.

“Leases” has the meaning specified in Section 4.11(b).

“Leverage Ratio” shall have the meaning specified in Section 6.12(c).

“Licenses” shall mean, collectively, all rights, licenses, permits and authorizations now or hereafter issued by any Governmental Authority reasonably necessary in connection with the operation or conduct of each Borrower’s Business.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Litigation Schedule” has the meaning specified in Section 4.11(a).

“Loan Documents” means, collectively, this Agreement, the Notes, the Term B Facility Subordination Agreement, the Subordination Agreement, the Guaranty Agreement, if any, the Contribution Agreement, the Stock Pledge Agreement, the Warrant Amendment and all other instruments and documents executed and delivered in connection therewith.

“Material Adverse Effect” means a material adverse change in or material adverse effect on: (a) the business, property, profit or condition, financial or otherwise, of any Credit Party; (b) the ability of any Credit Party to perform any of its obligations under any Loan Document; (c)

the validity or enforceability of any Loan Document or the rights and remedies of or benefits available to the Holders under any Loan Document; or (d) the consummation of any transactions contemplated hereby or thereby.

“Material Contract” means any and all contracts or agreements to which a Credit Party is a party and pursuant to which a Credit Party is or may be (a) entitled to receive payments in excess of $1,000,000, in the aggregate, per annum or (b) obligated to make payments or have any other obligations or liability thereunder (direct or contingent) in excess of $500,000, in the aggregate, per annum.

“Maturity Date” means May     , 2009.

“Maximum Rate” has the meaning specified in Section 9.9.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Parent Company or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“Net Income” means, for any period, the sum of consolidated gross revenues of the Parent Company and its Subsidiaries for such period, minus all consolidated operating and non-operating expenses (including taxes) of the Parent Company and its Subsidiaries for such period, all as determined in accordance with GAAP without duplication, excluding, however, (a) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with (i) any Asset Disposition (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (ii) the disposition of any securities by the Parent Company or any of its Subsidiaries or the extinguishment of any Indebtedness of the Parent Company or any of its Subsidiaries and (b) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“New Lending Office” has the meaning specified in Section 2.9(e).

“Non-Borrower Subsidiaries” means, collectively, ORC Korea, Ltd., ORC Teleservices, Opinion Research Corporation, S.A. de C.V., ORC International Holdings, Ltd. and ORC Telecommunications Ltd.

“Non-U.S. Lender” has the meaning specified in Section 2.9(e).

“Notes” means the subordinated notes dated as of the date hereof in the aggregate principal amount of $12,000,000 from the Borrowers made payable severally to the Holders and evidencing the Borrowers’ repayment obligation for the loan by the Holders to the Borrowers described in Section 2.1, together with all other notes accepted from time to time in substitution, renewal or replacement for all or any part thereof including pursuant to Section 9.19.

“Obligations” means all indebtedness, advances pursuant to this Agreement or otherwise, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Credit Parties to the Holders, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, in each case arising under this Agreement or any of the other Loan Documents. The term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of any Credit Parties, whether or not allowed in such proceeding), any premiums, penalties or charges imposed in connection with the prepayment of the Notes, fees, charges, expenses, attorneys’ fees, and any other sum chargeable to the Credit Parties under this Agreement or any other Loan Document.

“Other Taxes” has the meaning specified in Section 2.9(b).

“Parent Company” means Opinion Research Corporation, a Delaware corporation and its successors and assigns.

“Permitted Indebtedness” has the meaning specified in Section 7.1.

“Permitted Lien” has the meaning specified in Section 7.2.

“Person” means any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“PIK Amount” shall have the meaning set forth in the Notes.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Parent Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Contractor” means any person or entity (other than a Credit Party) which is a party to a Government Subcontract.

“Prohibited Transaction” means a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Property” means, collectively, all real property owned by any Credit Party or its Subsidiaries or in which any Credit Party or its Subsidiaries has a leasehold interest and all real property hereafter acquired by any Credit Party or its Subsidiaries in fee or by means of a leasehold interest, including all real property on which each Borrower’s Business is now or hereafter conducted, together with all goods located on any such real property that are or may become “fixtures” under the law of the jurisdiction in which such real property is located.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

“Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) cleanup, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Repayment Charge” means the amount payable as a repayment charge, if any, calculated in accordance with Section 2.6 of this Agreement.

“Reportable Event” means: (a) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); (b) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA; (c) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code; and (d) a cessation of operations described in Section 4062(e) of ERISA.

“Responsible Officer” of any corporation means its president, any executive officer or a Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Agent” means Citizens Bank of Pennsylvania, as agent for the Senior Creditor under the Senior Credit Facility and any other agent or administrative agent or other person performing similar administrative functions including all successors and assigns of any such agent.

“Senior Credit Facility” means the Business Loan and Security Agreement dated as of the date hereof, by and among the Credit Parties, the Senior Credit Agent and the Senior Creditor and the lender parties thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time and any agreement refinancing all or any of the debt or commitments thereunder, but only in each case to the extent the Indebtedness thereunder continues to constitute Senior Debt as provided in the definition thereof.

“Senior Creditor” means collectively, the lenders who are or become parties as lender to the Senior Credit Facility.

“Senior Debt” means all of the following: (a) the aggregate principal indebtedness advanced from time to time under the Senior Credit Facility and the Term B Facility up to a maximum aggregate principal indebtedness that shall not exceed $45,000,000 as reduced from time to time by all payments and prepayments of principal outstanding thereunder to the extent that amounts so paid cannot be reborrowed plus $5,000,000; (b) all interest accrued and accruing on the aggregate principal outstanding under the Senior Credit Facility and the Term B Facility from time to time; (c) all other reasonable fees or monetary obligations owed under the Senior Credit Facility and the Term B Facility; and (d) all reasonable costs incurred by the Senior Lenders under the Senior Credit Facility and the Term B Facility in commencing or pursuing any enforcement action(s) with respect to the amounts described in clauses (a) through (c), including attorneys’ fees and disbursements. “Senior Debt” shall also include all amendments, modifications and refinancings of the foregoing, provided such amendments, modifications or refinancings do not (i) change the basis on which the interest rate is determined, unless expressly set forth in the Senior Credit Facility as in effect on the date hereof or increase the maximum interest rate margin payable on any component thereof by more than 3% over the interest rate margin applicable thereto on the date hereof, (ii) change the maturity date of any component thereof to an earlier date, (iii) extend the final maturity of the Senior Debt by more than two years or (iv) include additional financial covenants or events of default or amend any of the financial covenants or events of default set forth in the Senior Credit Facility or the Term B Facility to render them more restrictive; provided that, after the third anniversary of the date hereof, such Senior Credit Facility or Term B Facility, as applicable, may be amended to include (A) the financial covenants set forth in Section 6.12 hereof at levels which are no more than 11% more restrictive than the covenants set forth in Section 6.12 hereof and (B) events of default that are not materially more restrictive than the events of default set forth in the Senior Credit Facility as in effect on the date hereof.

“Senior Debt Documents” means the Senior Facility and the Term B Facility and all notes, debentures, collateral and security documents, guarantees, and other documents delivered at any time in connection with the Senior Facility and the Term B Facility, all as amended, supplemented, restated or otherwise modified, extended, renewed, refunded, refinanced, restructured or replaced from time to time in accordance with its respective terms, and including, without limitation, any agreement or agreements adding or deleting borrowers or guarantors thereunder.

“Senior Lenders” means, collectively, the Senior Creditors and the Term B Lenders.

“Solvent” means, as used to describe any Credit Party, that such Credit Party (a) owns assets (including, without limitation, the Credit Party’s rights under the Contribution Agreement) whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (b) is able to pay all of its Indebtedness as such Indebtedness matures and (c) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

“Stock Pledge Agreement” means the stock pledge agreement dated as of the date hereof, executed by the Borrowers or any other Credit Party (and executed by any third party whose signature is necessary) to secure the Obligations, in each case as the same may be amended, supplemented or otherwise modified from time to time, and all other instruments and documents executed and delivered in connection therewith.

“Subordination Agreement” means the Subordination Agreement, dated as of the date hereof, by and among the Credit Parties, the Holders and the Senior Credit Agent on behalf of the Senior Creditor, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity: (a) of which securities or other ownership interests representing more than 50% of the equity having ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held; or (b) that is, at the time any determination is made, otherwise Controlled, by such Person.

“Taxes” has the meaning specified in Section 2.9(a).

“Term B Facility” means the Loan Agreement dated as of the date hereof by and among the Credit Parties and the Term B Lenders, as the same may be amended, supplemented or otherwise modified from time to time and any agreement refinancing all of any of the debt or commitments thereunder.

“Term B Facility Subordination Agreement” means the Subordination Agreement, dated as of the date hereof, by and among the Credit Parties, the Holders and the Term B Lenders, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Term B Lenders” means collectively, the lenders who are or become parties to the Term B Facility and are deemed “Holders” thereunder.

“Transaction” has the meaning specified in Section 4.2.

“Total Debt” means the actual amount of borrowed money (including, without limitation, any Senior Debt, subordinated debt, capital leases and synthetic leases that remain unpaid or outstanding on the “as of” date of any determination), plus the aggregate amount of any and all financial guarantees and the face amount of any and all outstanding letters of credit (except that outstanding loans under the Senior Debt will be the 30 day average balance of the Senior Debt for the 30 day period immediately preceding the “as of” date of the calculation).

“Transfer” means the sale, assignment, lease, transfer, mortgaging, encumbering or other disposition, whether voluntary or involuntary, and whether or not consideration is received therefor.

“UK Borrowers” means ORC Holdings, Ltd., an English company, and O.R.C. International Ltd., an English company.

“Warrant Amendment” shall mean (i) that certain Amendment to Common Stock Purchase Warrant No. A-1 and (ii) that certain Amendment to Common Stock Purchase Warrant A-2, each dated as of the date hereof, amending those certain warrants dated as of May 26, 1999 to purchase an aggregate of 437,028 shares of Common Stock of the Parent Company.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.2 Terms Generally. The definitions in Section 1.1 apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules are deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature are construed in accordance with GAAP, as in effect from time to time; provided that, if any change in GAAP results in a change in the calculation of the financial covenants or interpretation of the related provisions of this Agreement or any other Loan Document, then the Credit Parties and the Holders of at least a majority of the aggregate outstanding principal amount of the Notes agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Credit Parties’ financial condition shall be the same after such change in GAAP as if such change had not been made.

ARTICLE II.

THE INVESTMENT

SECTION 2.1 Funding. At the Closing, the Borrowers will borrow, and Allied Capital will lend to the Borrowers, the aggregate sum of $12,000,000. All such indebtedness shall be evidenced by, and is to be repaid according to the terms of, one or more Notes. The entire principal sum will be advanced at Closing.

SECTION 2.2 Senior Debt. The Holders’ rights under the Notes and this Agreement are subordinate as to right of payment only to the Senior Debt pursuant to the Subordination Agreement and the Term B Facility Subordination Agreement.

SECTION 2.3 Repayment of Notes. Subject to Section 2.7, all unpaid principal amounts and accrued and unpaid interest under the Notes, and all other Obligations of the Borrowers to the Holders due and owing hereunder shall be paid upon the earliest of (a) the date of acceleration of the Notes pursuant to Article VIII, (b) the date of redemption pursuant to Section 2.6 or 2.7 and (c) the Maturity Date, in immediately available Dollars, without set-off, defense or counterclaim.

SECTION 2.4 Interest on the Notes. Subject to the provisions of Section 2.5, the Notes shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at the Interest Rate, payable in accordance with the Notes.

SECTION 2.5 Default Interest. If any Event of Default exists, whether or not such default is declared, the Borrowers shall pay interest (“Default Interest”), to the extent permitted by Applicable Law, on amounts due under the Notes so long as such Event of Default is continuing (after as well as before judgment) at the Interest Rate plus 2%.

SECTION 2.6 Prepayment. The Borrowers may at any time and from time to time prepay the Notes, in whole or in part, upon at least 5 days but no more than 60 days prior written or facsimile notice (or telephone notice promptly confirmed by written or facsimile notice) to the Holders before 1:00 p.m., Washington, D.C. time, subject to the Borrowers’ obligation to pay a repayment charge (the “Repayment Charge”) of 3% of any principal prepaid (including any PIK Amount) prior to and including the first anniversary of the Closing Date, a Repayment Charge of 2% of any principal prepaid (including any PIK Amount) after the first anniversary of the Closing but prior to and including the second anniversary of the Closing Date, a Repayment Charge of 1% of any principal prepaid (including any PIK Amount) after the second anniversary of the Closing but prior to and including the third anniversary of the Closing Date and no Repayment Charge after the third anniversary of the Closing Date. Any partial prepayments shall be made in increments of $500,000 and shall be applied pro rata to amounts outstanding under the Notes. On the date of prepayment, the Borrowers shall pay to the holders of the Notes being prepaid pursuant to this Section, the price specified above, by wire transfer of immediately available funds to an account designated by such Holder. Concurrently therewith, each Holder of Notes being prepaid in full shall deliver to the Borrowers the original copy of its Note or an affidavit of loss thereof in a form that is reasonably satisfactory to the Borrowers. Any offer made by the Borrowers pursuant to this Section 2.6 shall be irrevocable so long as the specified conditions are met.

SECTION 2.7 Mandatory Prepayment of the Notes.

(a) The Borrowers’ obligations under the Notes and this Agreement are not assumable.

(b) Upon a Change of Control, each Holder shall have the right (but not the obligation) to require the Borrowers to: (i) prepay all or any portion of the Notes held by such Holder for an amount equal to the then outstanding principal balance, all accrued but unpaid interest thereon, plus all PIK Amounts and all applicable Repayment Charges calculated in accordance with Section 2.6, and (ii) pay in full all or any portion of the other Obligations owing to such Holder, which amount shall be calculated on the date of prepayment and be payable in cash on such date.

(c) On the date of prepayment, the Borrowers shall pay to the Holders of the Notes being prepaid pursuant to this Section, the price specified above, by wire transfer of immediately available funds to an account designated by such Holder. Concurrently therewith, each Holder of Notes being prepaid shall deliver to the Borrowers the original copy of its Note or an affidavit of loss thereof in a form that is reasonably satisfactory to the Borrowers.

SECTION 2.8 Payments.

(a) The Borrowers shall make each payment (including principal of or interest on the Notes or other amounts) hereunder and under any other Loan Document not later than 1:00 P.M., Washington, D.C. time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Each such payment shall be made to each Holder pursuant to the wire transfer instructions set forth on Annex I hereto, or pursuant to such other written instructions from such Holder to the Borrowers.

(b) Whenever any payment (including principal of or interest on the Notes or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

SECTION 2.9 Taxes.

(a) Any and all payments by or on behalf of any Borrower hereunder and under any Loan Document shall be made, in accordance with Section 2.8, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) income taxes imposed on the net income or receipts of a Holder and (ii) franchise taxes imposed on the net income of a Holder, in each case by the jurisdiction under the laws of which such Holder is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Holder engages in business activity other than activity arising solely from the Holder having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Loan Document or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrowers will: (A) pay directly to the relevant Governmental Authority the full amount required to be withheld or deducted; (B) promptly forward to the Holders an official receipt or other documentation satisfactory to the Holders evidencing such payment to such authority; and (C) pay to the Holders such additional amount or amounts as is necessary to ensure that the net amount actually received by the Holders will equal the full amount the Holders would have received had no such withholding or deduction been required. Moreover, if any Taxes are directly asserted against a Holder with respect to any payment received by such Holder hereunder, such Holder may pay such Taxes and the Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Holder after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such holder would have received had such Taxes not been asserted.

(b) In addition, each Borrower will pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Loan Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Loan Document (“Other Taxes”).

(c) Subject to Section 2.9(f) below, each Borrower agrees to indemnify each Holder for the full amount of Taxes and Other Taxes paid by such Holder and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by such Holder absent manifest error, shall be final conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date such Holder makes written demand therefor. Each Borrower shall have the right to receive that portion of any refund of any Taxes and Other Taxes received by a Holder for which the Borrowers has previously paid any additional amount or indemnified such Holder and which leaves the Holder, after the Borrowers’ receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Holder. The Holder shall have sole discretion as to whether (and shall in no event be obligated) to make any such claim for any refund of any Taxes or Other Taxes.

(d) As soon as practicable (and in any event within 60 days) after the date of any payment of Taxes or Other Taxes by any Borrower to the relevant Governmental Authority, the Borrowers will deliver to each Holder, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(e) Any transferee of the Holders, with respect to the investment, if organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender”) shall deliver, to the extent legally able to do so, to each Borrower two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI or other applicable form, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming exemption from U.S. Federal withholding tax on payments by the Borrowers under this Agreement and the Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding the foregoing, no Non-U.S. Lender shall be required to deliver any form pursuant to this paragraph (e) that such Non-U.S. Lender is not legally able to deliver.

(f) No Borrower shall be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to the Notes; provided, however, that this paragraph (f) shall not apply to (x) any Non-U.S. Lender as a result of an assignment, participation, transfer or designation made at the request of any Borrower and (y) to the extent the indemnity payment or additional amounts any Holder would be entitled to receive (without regard to this paragraph (f)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Holder would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (e) above or (iii) such Non-U.S. Lender is treated as a “conduit entity” within the meaning of U.S. Treasury Regulations Section 1.881-3 or any successor provision.

(g) Nothing contained in this Section 2.9 shall require a Holder to make available any of its tax returns (or any other information that it reasonably deems to be confidential or proprietary).

SECTION 2.10 Use of Proceeds. The Borrowers shall use the proceeds of the investment by Allied Capital for the following purposes: (a) to pay certain transaction expenses and for working capital or general corporate purposes of the Borrowers and (b) to refinance certain existing Indebtedness of the Borrowers.

SECTION 2.11 Appointment of the Parent Company. Each Borrower acknowledges that (i) Allied Capital has agreed to extend credit to each of the Borrowers on an integrated basis for the purposes herein set forth; (ii) it is receiving direct and/or indirect benefits from each such extension of credit; and (iii) the obligations of the “Borrower” or “Borrowers” under this Agreement are the joint and several obligations of each Borrower. To facilitate the administration of the loan hereunder, each Borrower hereby irrevocably appoints the Parent Company as its true and lawful agent and attorney-in-fact with full power and authority to execute, deliver and acknowledge on such Borrower’s behalf, all Loan Documents or other materials provided or to be provided to any Holder pursuant to this Agreement or in connection with the Loan Document. This power-of-attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of the Holders. Upon request of the Holders, each Borrower shall execute, acknowledge and deliver to the Holders a form Power of Attorney confirming and restating the power-of-attorney granted herein.

ARTICLE III.

CONDITIONS

SECTION 3.1 Conditions to Closing. The obligations of Allied Capital to enter into this Agreement and to perform its obligations hereunder is subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a) The representations and warranties set forth in Article IV hereof shall be true and correct on and as of the Closing Date.

(b) The Credit Parties shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on their part to be observed or performed, and at the time of and immediately after the Transaction, no Event of Default or Default shall have occurred and be continuing.

(c) Allied Capital shall have completed a due diligence investigation to their satisfaction.

(d) Allied Capital shall have received the following items:

(i) a favorable written opinion of counsel to the Credit Parties (A) dated the Closing Date, (B) addressed to Allied Capital and (C) covering such matters relating to the Loan Documents and the Transaction as Allied Capital shall reasonably request, and the Credit Parties hereby request such counsel to deliver such opinion;

(ii) the Notes, duly executed by the Borrowers and each of the other Loan Documents, executed by each of the parties thereto (other than Allied Capital);

(iii) for each Credit Party: (A) a copy of the certificate or articles of incorporation or similar organizational documents, including all amendments thereto, of such Credit Party, certified as of a recent date by the Secretary of State or other appropriate agency of the jurisdiction of its organization, and a certificate as to the good standing of such Credit Party as of a recent date, from such Secretary of State or other appropriate agency; (B) a certificate of the Secretary or Assistant Secretary of such Credit Party dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the by-laws or similar operational documents or agreements of such Credit Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate or articles of incorporation or similar organizational documents of such Credit Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (A) above, and (4) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party; and (C) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary of such Credit Party executing the certificate pursuant to (B) above;

(iv) all amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document;

(v) the Audited Financials and Interim Financials, as described in Section 4.6; and

(vi) insurance certificates evidencing compliance with Section 6.2.

(e) The Credit Parties shall have entered into the transaction documents with respect to the Senior Credit Facility and Allied Capital shall be provided a copy of the documentation relating thereto;

(f) After giving effect to the transactions contemplated hereby, the Credit Parties and their Subsidiaries shall not have outstanding any Indebtedness other than (i) the Senior Debt in outstanding principal amount of not greater than $35,000,000, (ii) the extension of credit under this Agreement and (iii) the Indebtedness listed on Schedule 4.7.

(g) No event that has or reasonably would be expected to have a Material Adverse Change shall have occurred since December 31, 2003.

(h) Allied Capital shall have received all necessary corporate approvals of the Transaction, and all regulatory requirements applicable to Allied Capital shall have been satisfied.

(i) Allied Capital shall be reasonably satisfied that, upon the filing of the Financing Statements with the appropriate Governmental Authorities, will hold a perfected Lien in the Collateral described respectively therein, subject only to Permitted Liens.

(j) Allied Capital shall have received from the Parent Company, in a form satisfactory to Allied Capital, the Warrant Amendments.

(k) Allied Capital shall have received such other documents, instruments and information as Allied Capital may reasonably request.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

In order to induce Allied Capital to enter into the Transaction, the Credit Parties jointly and severally represent and warrant to Allied Capital on the Closing Date (which representations and warranties shall survive the execution and delivery of this Agreement) that, except as set forth on the disclosure schedules attached hereto, after giving effect to the Acquisition:

SECTION 4.1 Organization; Powers. Each Credit Party: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted; (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and each other agreement or instrument contemplated hereby, and to borrow hereunder, as applicable.

SECTION 4.2 Authorization. The execution, delivery and performance by each Credit Party of each of the Loan Documents to which such Credit Party is or is to become a party and the obligations hereunder and thereunder (collectively, the “Transaction”) and the execution, delivery and performance of the Acquisition Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereunder (a) have been duly authorized by all necessary corporate action on the part of such Credit Party and (b) will not: (i) violate (A) (x) any Applicable Law, or (y) the certificate or articles of incorporation or other constitutive documents or by-laws of such Credit Party, or (B) any provision of any Material Contract to which such Credit Party is a party or by which such Person or any of such Person’s Property is or may be bound (including, without limitation, the Senior Credit Facility and the Junior Debt Facility); (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such Material Contract; or (iii) result in the creation or imposition of any Lien (other than a Permitted Lien) upon or with respect to any Property now owned or hereafter acquired by such Credit Party.

SECTION 4.3 Enforceability. This Agreement has been duly executed and delivered by the Credit Parties and constitutes, and each other Loan Document when executed and delivered by each Credit Party will constitute, a legal, valid and binding obligation of suc Person enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law and the availability of the remedy of specific performance.

SECTION 4.4 Governmental Approvals. Except as specifically disclosed on Schedule 4.4, each Credit Party has all material governmental authorizations, approvals, consents, permits, licenses, certifications and qualifications, and has complied in all material respects with all applicable requirements of the United States, and other jurisdictions where such Person conducts business or owns property, to conduct its business as is presently conducted and to own and operate its facilities as they are presently operated. No action, consent or approval or registration or filing with or any other action by any Governmental Authority is required in connection with the Transaction, except for such as have been made or obtained and are in full force and effect or which are listed on Schedule 4.4.

SECTION 4.5 Borrowers’ Business; Subsidiaries. Each Credit Party is as of the Closing exclusively engaged in the operation of each Borrower’s Business. Schedule 4.5 sets forth as of the Closing Date a list of all Subsidiaries of each Credit Party and the percentage ownership interest of such Credit Party therein, as well as a list of all joint ventures and partnerships of each Credit Party with any other Person. The shares of Capital Stock or other ownership interests so indicated on Schedule 4.5 are fully paid and non-assessable and are owned by the Credit Parties free and clear of all Liens.

SECTION 4.6 Financial Condition.

(a) The Parent Company has previously provided to Allied Capital a true and complete copy of the audited consolidated and supporting consolidating balance sheet of the Parent Company and its Subsidiaries as at December 31, 2001, December 31, 2002 and December 31, 2003, and the related consolidated and supporting consolidating statements of income and cash flow of the Parent Company and its Subsidiaries for the fiscal years then ended (such consolidated statements referred to herein as the “Audited Financials”). The Audited Financials were prepared in accordance with GAAP, are true and correct in all material respects and fairly present the Parent Company’s and its Subsidiaries’ operations and their cash flows at such date and for the period then ended. The auditors have issued an unqualified statement to the Borrowers concerning the Audited Financials, a copy of which is included with the Audited Financials.

(b) The Parent Company has previously provided to Allied Capital a true and complete copy of the preliminary unaudited consolidated and consolidating balance sheet of the

Parent Company and its Subsidiaries as at February 29, 2004 and the related preliminary unaudited consolidated and consolidating statements of income and cash flow of the Parent Company and its Subsidiaries for the 2 month period then ended (the “Interim Financials”). The Interim Financials were prepared in accordance with GAAP (except that footnotes are omitted), are true and correct in all material respects and fairly present the Parent Company’s and its Subsidiaries’ operations and their cash flows at such date and for the period then ended, subject to normal and immaterial year-end adjustments.

(c) The Parent Company has previously provided Allied Capital with projected consolidated balance sheets of the Parent Company and its Subsidiaries as of the end of each of fiscal years 2004 through 2006, giving effect to the incurrence of the full amount of Indebtedness contemplated under this Agreement and the use of the proceeds thereof, and the related consolidated statements of projected cash flow and projected income for such fiscal year (the “Projected Statements”). The Projected Statements are based on estimates, information and assumptions believed by the Credit Parties to be reasonable and the Credit Parties have no reason to believe, in the light of conditions existing at the time of delivery, that such projections are incorrect or misleading in any material respect.

SECTION 4.7 Indebtedness. Schedule 4.7 contains a complete and accurate list of all Indebtedness, (whether liquidated or unliquidated, mature or not yet mature, absolute or contingent, secured or unsecured) of each Credit Party. No Credit Party is in default or alleged to be in default with respect to any of its liabilities listed in the Audited Financials or the Interim Financials, except where such default or alleged default could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.8 Ownership and Control. Attached hereto as Schedule 4.8 is an accurate and complete list of the following information: (a) the authorized capitalization of each Credit Party as of the date hereof; (b) the number of shares of each class of the issued Capital Stock of each Credit Party and the number of outstanding shares thereof; (c) the number of shares covered by all convertible securities and all options, warrants and similar rights held with respect to the Capital Stock of each Credit Party; (d) the names of the record owners of five percent (5%) or more of all such shares of Capital Stock, all such holders of convertible securities, options, warrants and similar rights to purchase five percent (5%) or more of all shares of Capital Stock and the number of shares held by each such record owner; (e) the percentage of the outstanding shares of Capital Stock held by each Credit Party; and (f) all joint ventures and partnerships of each Credit Party with any other Person. All shares of Capital Stock of each Credit Party and all convertible securities, options, warrants and similar rights held with respect to the Capital Stock of each Credit Party have been duly authorized, and are validly issued, are fully paid and nonassessable (in the case of Capital Stock), and are owned of record as set forth on Schedule 4.8, free and clear of all Liens (other than Permitted Liens). Except as listed in Schedule 4.8, there are no outstanding options, warrants, convertible securities or other stock purchase rights issued by each Credit Party as of the date hereof, and there are no sale agreements, pledges, proxies, voting trusts, powers of attorney or other agreements or instruments binding upon the shareholders of each Credit Party with respect to beneficial and record ownership of, or voting rights with respect to, the Capital Stock of each Credit Party as of the date hereof.

SECTION 4.9 No Material Adverse Change. Since the ending date of the Interim Financials, other than as disclosed in Schedule 4.9 hereto, there has occurred no event that has or reasonably would be expected to have a Material Adverse Effect.

SECTION 4.10 Title to Properties; Possession Under Leases.

(a) Each Credit Party has good and marketable title to, or valid leasehold interests in, all its material properties and assets purported to be owned or leased by it free and clear of Liens, other than Permitted Liens.

(b) Attached hereto as Schedule 4.10 is an accurate and complete list, as of the date hereof, of all leases of Real Property and other material leases to which any Credit Party is a party or by which any Credit Party, or any of its assets is bound, together with all amendments or supplements thereto (collectively, the “Leases”).

SECTION 4.11 Litigation; Compliance with Laws

(a) Except as set forth on Schedule 4.11 (the “Litigation Schedule”), there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Credit Parties, threatened against or affecting any Credit Party or any of its Subsidiaries or any business, Property or rights of any Credit Party or any of its Subsidiaries (i) that involve any Loan Document or the Transaction or (ii) that involve amounts in excess of $500,000 or which could prejudice in any material respect any Holder’s rights or remedies under the Loan Documents.

(b) No Credit Party nor any of their respective material properties or assets is in violation of, nor will the continued operation of its properties and assets as currently conducted violate, any Applicable Law, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, except for such violations or defaults that could not reasonably be expected to have a Material Adverse Effect.

(c) Except for matters set out in the Litigation Schedule, no Credit Party is in breach of, default under, or in violation of: (a) any Applicable Law, decree, or order of any Governmental Authority, which breach, default or violation would reasonably be expected to result in a Material Adverse Effect; or (b) any deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, contract, or other agreement, instrument or obligation to which it is a party or by which it is bound or to which its assets are subject, which breach, default or violation would reasonably be expected to result in a Material Adverse Effect.

SECTION 4.12 Contracts, Etc.

(a) Attached hereto as Schedule 4.12 is an accurate and complete list of all Material Contracts to which any Credit Party is a party or by which any Credit Party or any of its assets is bound. Each Credit Party has entered into all Material Contracts necessary for the conduct of its business as presently conducted. Each of the Material Contracts is valid, binding and enforceable in accordance with its terms and remains in full force and effect. No Credit Party is in default or, to the knowledge of the Credit Parties, alleged to be in default with respect to any of its obligations under any of the Material Contracts (nor would be in default or alleged to be in default with the giving of notice, passage of time, or both) which would entitle the other party thereto to exercise remedies thereunder (excluding those defaults pursuant to which the other party thereto has made a monetary claim for less than $500,000), and, to the knowledge of the Credit Parties, no party other than the Credit Parties is in default with respect to such party’s obligations under any of the Material Contracts (or would be in default or alleged to be in default with the giving of notice, passage of time, or both). No claim has been asserted against any Credit Party that is or could be materially adverse to its interests under any of the Material Contracts. None of the Material Contracts is subject to any material rights of set-off, recoupment or similar deduction or offset. No Credit Party has assigned or encumbered any of its rights, title or interest in or under any of the Material Contracts (except to secure the Senior Debt) nor agreed to any oral modifications of any of the material provisions of any of the Material Contracts.

(b) No notice of suspension, debarment, cure notice, show cause notice or notice of termination for default has been issued by the Government to any Credit Party, and no Credit Party is a party to any pending, or to any Credit Party’s knowledge threatened, suspension, debarment, termination for default or show cause requirement by the Government or other adverse Government action or proceeding in connection with any Government Contract or Government Subcontract. All Government Contracts which have a remaining term of 12 months or longer and a remaining value of $5,000,000 or more are listed on Schedule 4.12.

(c) No existing Government Contract or other Material Contract of any Credit Party (and no present or future interest of any Credit Party, in whole or in part, in, to or under any such Government Contract or other Material Contract) is currently assigned, pledged, hypothecated or otherwise transferred to any person or entity (other than in favor of the Senior Lenders or the Holders).

(d) The Contribution Agreement is in full force and effect, has not been modified, altered or amended in any respect whatsoever (other than to add a new Borrower party thereto from time to time), and no Borrower is in default thereunder.

SECTION 4.13 No Side Agreements; Affiliate Transactions. There exists no agreement or understanding calling for any payment or consideration from a customer or supplier of any Credit Party to an officer, director, shareholder or manager of any Credit Party with respect to any transaction between any Credit Party and a supplier or customer. Except as set forth in Schedule 4.13, no Credit Party is a party to or bound by any agreement and arrangement (whether oral or written) to which any Affiliate of such Credit Party is a party except upon fair and reasonable terms no less favorable to such Credit Party than it could obtain in a comparable arm’s-length transaction with an unaffiliated Person.

SECTION 4.14 Investment Company Act; Public Utility Parent Company Act. No Credit Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Parent Company Act of 1935, as amended.

SECTION 4.15 Insurance. Each Credit Party has made available to Allied Capital insurance certificates for all of the insurance maintained by such Credit Party as listed on Schedule 4.15. Each Credit Party has insurance in such amounts and covering such risks and liabilities as may be reasonable and prudent and as may otherwise be reasonably required by Allied Capital. Such insurance is in full force and effect and all premiums have been duly paid.

SECTION 4.16 Tax Returns. Each Credit Party has filed or caused to be filed all Federal, state, and local tax returns which are required to have been filed by it or has filed extensions therefor and has paid or caused to be paid all taxes as and when due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party shall have set aside on its books adequate reserves.

SECTION 4.17 No Untrue Statements or Material Omissions. None of the statements contained in any report, financial statement, exhibit or schedule furnished by or on behalf of any Credit Party to any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, contained or contains any untrue statement of material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading as of the time when made or delivered.

SECTION 4.18 Employee Benefit Matters.

(a) Attached hereto as Schedule 4.18(a) is an accurate and complete list of each employee benefit plan (as defined in Section 3(3) of ERISA), and each Plan, each stock option, stock purchase, restricted stock, and incentive deferred compensation plan, and all other material plans, programs, arrangements or agreements currently in effect, established, maintained, or contributed to (or, for which there is any contribution obligation) by the Borrowers (other than the UK Borrowers) or any ERISA Affiliate for the benefit of current or former employees, officers or directors of the Borrowers (other than the UK Borrowers) or any ERISA Affiliate.

(b) Except as set forth in Schedule 4.18(b), no plan listed in Schedule 4.18(a) is a Multiemployer Plan, and none of the Borrowers (other than the UK Borrowers) or any ERISA Affiliate (i) would incur any “withdrawal liability” (within the meaning of Part 1 of Subtitle E of Title IV of ERISA) if it made a “complete withdrawal” or a “partial withdrawal” (both within the meaning of Part 1 of Subtitle E of Title IV of ERISA and both a “Withdrawal”) from each Multiemployer Plan to which it has an obligation to contribute and (ii) has incurred any Withdrawal Liability as a result of a past Withdrawal from a Multiemployer Plan.

(c) With respect to each Plan, (i) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA or Code section 412, exists or existed at any time, (ii) no waiver of the minimum funding standards of Section 302 of ERISA and Code Section 412 has been requested from or granted by the Internal Revenue Service, and (iii) no lien in favor of any Plan has arisen under Section 302(f) of ERISA or Code Section 412(n).

(d) There have been no Reportable Events, and the execution and performance of this Agreement will not constitute a Reportable Event. No Plan has been terminated since the effective date of ERISA which could result in any tax, penalty or liability being imposed upon the Borrowers (other than the UK Borrowers) or any ERISA Affiliate.

(e) To the knowledge of the Borrowers, neither the Borrowers (other than the UK Borrowers) nor any ERISA Affiliate, nor any predecessor-in-interest to any of them, has participated in, and the execution and performance of this Agreement will not involve any, Prohibited Transaction that could reasonably be expected to have a Material Adverse Effect.

(f) Each plan listed in Schedule 4.18(a) is now and always has been operated in all material respects in accordance with Applicable Law and its terms, and all obligations required to be performed under each such plan have been performed such that there is no material default or violation by any party to any such plan. Each such plan that is intended to be qualified under Code Section 401(a) and each trust established in connection with any such plan that is intended to be exempt from federal income taxation under Code Section 501(a) has received a favorable determination letter from the Internal Revenue Service that it is so qualified or exempt, as applicable, any no fact or event has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualified status of such plan or the exempt status of any such trust unless corrective actions were taken.

(g) Except as set forth in Schedule 4.18(g), the execution and performance of this Agreement will not (i) constitute a stated triggering event under any plan listed in Schedule 4.18(a) that will result in any payment becoming due to any employee, officer, director or independent contractor of the Borrowers (other than the UK Borrowers) or any ERISA Affiliate or (ii) accelerate the time of payment or vesting for, or increase the amount of any compensation or benefits due to any such individual.

(h) All rights that are necessary to amend or terminate each of the Plans listed in Schedule 4.18(a) without the consent of any other person have been reserved, and such rights to amend or terminate are enforceable.

SECTION 4.19 Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect:

(a) The Real Property does not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require Remedial Action under, or (iii) could give rise to liability under, Environmental Laws;

(b) The Real Property and all operations of each Credit Party are in compliance in all material respects, and in the last five years have been in compliance, with all Environmental Laws and all necessary Environmental Permits have been obtained and are in effect;

(c) There have been no Releases or threatened Releases in violation of applicable Environmental Laws at, from, under or proximate to the Real Property or otherwise in connection with the operations of any Credit Party;

(d) No Credit Party has received any notice of an Environmental Claim in connection with the Real Property or its operations or with regard to any Person whose liabilities for environmental matters such Credit Party has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, nor do the Credit Parties have reason to believe that any such notice will be received or is being threatened; and

(e) Hazardous Materials have not been transported from the Real Property in violation of any Environmental Law, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could reasonably be expected to give rise to liability under any Environmental Law, nor have any Credit Party retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials.

SECTION 4.20 Labor Matters. As of the date hereof, there are no strikes, lockouts or slowdowns against any Credit Party pending or, to the actual knowledge of the Credit Parties, threatened. The hours worked by and payments made to employees of any Credit Party have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. Except as disclosed in Schedule 4.20 hereto, all payments due from any Credit Party or for which any claim may be made against any Credit Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Credit. Except as disclosed on Schedule 4.20, no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option or stock appreciation plan or agreement or any similar plan, agreement or arrangement. The consummation of the Transaction will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Credit Party is bound.

SECTION 4.21 Employees. Attached hereto as Schedule 4.21 is an accurate and complete list of all employment and compensation contracts, including all retirement benefit agreements not disclosed on Schedule 4.18, between any Credit Party and their respective officers and executives. To the knowledge of the Credit Parties, no officer, executive or other key employee of any Credit Party has advised any Credit Party (orally or in writing) that he or she intends to terminate employment with any Credit Party.

SECTION 4.22 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, each Credit Party will be Solvent. This Agreement is being executed and delivered by each Credit Party to the Holder in good faith and in exchange for fair, equivalent consideration. No Credit Party intends to nor does management believe any Credit Party will incur debts beyond its ability to pay as they mature. No Credit Party contemplates filing a petition in bankruptcy or for an arrangement or reorganization under the United States Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to it, nor does any Credit Party have any knowledge of any threatened bankruptcy or insolvency proceedings against such Credit Party.

SECTION 4.23 Licenses. Each Borrower has good title to all of the Licenses necessary to operate such Borrower’s Business.

SECTION 4.24 Brokers. Except for WWC Securities, LLC which will be paid $500,000 on or after the date hereof, no Credit Party has engaged the services of a broker in connection with the Transactions. Upon payment to WWC Securities, LLC of the payment described herein, all monetary and non-monetary obligations of the Credit Parties to WWC Securities, LLC shall be fully and completely satisfied.

SECTION 4.25 Intellectual Property. As of the Closing Date, each Credit Party owns or will own or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each patent, material trademark and material copyright and license owned by any Credit Party is listed, together with application or registration numbers, as applicable in Schedule 4.25. Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person and no Credit Party has knowledge that another Person is infringing or interfering with any Intellectual Property of any Credit Party.

SECTION 4.26 Foreign Assets Control Regulations and Anti-Money Laundering.

(a) OFAC. No Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) Patriot Act. Each Credit Party are in compliance, in all material respects, with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended (the “Patriot Act”). No part of the proceeds of the Investment will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V.

LENDER REPRESENTATIONS

Allied Capital represents and warrants to the Borrowers as follows:

SECTION 5.1 Investment. It is acquiring the Notes (collectively, the “Securities”) for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and it has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

SECTION 5.2 Authority. It has full power and authority to enter into and to perform this Agreement in accordance with its terms. It represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Securities.

SECTION 5.3 Accredited Investor. It is an “Accredited Investor” within the definition set forth in Rule 501(a) of the Securities Act.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until the Notes and all Obligations payable under the Loan Documents are repaid in full, unless the Holders shall otherwise consent in writing, the Credit Parties jointly and severally covenant and agree with the Holders to do (and to cause its Subsidiaries to do) all of the following:

SECTION 6.1 Existence; Businesses and Properties.

(a) Each of the Credit Parties will do or cause to be done all things necessary to preserve and maintain its legal existence (except as otherwise permitted under Section 7.5) and to maintain such Credit Party’s right to do business in each jurisdiction in which such Credit Party conducts business.

(b) Each of the Credit Parties will do or cause to be done all things necessary to: (i) obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; and (ii) at all times maintain and preserve all Property material to the conduct of such business and keep such Property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 6.2 Insurance. Each of the Credit Parties will keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance to such extent and against such risks as is reasonable and prudent and as may otherwise be reasonably required by the Holders, including commercial general liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it, product liability insurance and business interruption insurance; and maintain such other insurance as may be required by Applicable Law, in each case naming the Holders as a lienholder/mortgagee to the extent of their interests and providing for 30 day prior written notice of expiration, cancellation or reduction in coverage and waiver of subrogation (other than with respect to worker’s compensation insurance).

SECTION 6.3 Taxes. Each of the Credit Parties will pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof (other than a Permitted Lien), provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and any Credit Party and its Subsidiaries, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

SECTION 6.4 Financial Statements, Reports, etc. The Credit Parties will furnish to the Holders:

(a) within 90 days after the end of each fiscal year, the consolidated and consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows, showing the financial condition of the Parent Company and its Subsidiaries, as of the close of such fiscal year and the results of its operations during such year, such consolidated statements to be audited by an independent public accountant of recognized national or regional standing acceptable to the Holders (it being understood that Ernst & Young is acceptable to the Holders), and accompanied by an opinion of such accountant (which shall not be qualified in any material respect) that such financial statements fairly present the financial condition and results of operations of the Parent Company and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 45 days after the end of each fiscal quarter of each fiscal year, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows showing the financial condition of the Parent Company and its Subsidiaries, as of the close of such fiscal quarter and the results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by its Financial Officer as fairly presenting in all material respects the financial condition and results of operations of the Parent Company and its Subsidiaries on a consolidated basis in accordance with GAAP (but without footnotes), subject to normal year-end audit adjustments, together with a quarterly management summary description of operations (which requirement can be satisfied by delivery of the Management’s Discussion and Analysis from the Parent Company’s filings with the SEC on Form 10-K or 10-Q), together with detailed calculations evidencing compliance with the financial ratios and covenants set forth in Section 6.12;

(c) within 45 days after the end of each month through a series of reports, (i) its monthly and year-to-date consolidated and consolidating financial statements of the Parent Company and its Subsidiaries; (ii) in comparative form statements of operations with corresponding figures for the corresponding month, quarter-to-date and fiscal year-to-date period of the preceding fiscal year; and (iii) a forecast for the fiscal year compared to the annual budget;

(d) concurrently with any delivery of financial statements under sub-paragraph (a) or (b) above, a certificate of the Parent Company duly executed on its behalf by a Financial Officer of the Parent Company, in each case opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) containing a detailed calculation of the relevant items used to calculate compliance with the financial covenants set forth in Section 6.12 and, certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(e) to the extent that any Credit Party becomes subject to such reporting requirements, promptly, but in all events within three Business Days after the same become publicly available, copies of all final periodic and other reports, proxy statements and other materials filed by such Credit Party with the U.S. Securities and Exchange Commission (the “SEC”), or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed to its shareholders (exclusive of proprietary information unless (i) the Person that is the source of the information or report is a public company and (ii) such Person would then be required to file such proprietary information with the SEC), as the case may be;

(f) within 30 days of filing, copies of all material documents filed by any Credit Party other than in the ordinary course of business with any Governmental Authority, including, without limitation, the U.S. Internal Revenue Service, the U.S. Environmental Protection Agency (and any state equivalent), the U.S. Occupational Safety & Health Administration and the SEC;

(g) promptly upon request by any Holder, copies of all pleadings related to any material action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, by or against any Credit Party or any Affiliate thereof;

(h) as soon as practicable, and in any event not later than 120 days following to commencement of each calendar year, a copy of the Credit Parties’ annual budget (detailed on a quarterly basis) for such fiscal year, in a form consistent with the financial statements provided hereunder;

(i) within 10 days of receipt, copies of any notice of default on any loans or leases which default is in excess of $500,000, individually or in the aggregate, to which any Credit Party is a party;

(j) if any Credit Party shall receive any letter, notice, subpoena, court order, pleading or other document issued, given or delivered by the Government, any Prime Contractor or by any person or entity acting for or on behalf of the Government or such Prime Contractor with respect to, or in any manner related to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of a Credit Party, a copy of such letter, notice, subpoena, court order, pleading, or document to each Holder within three Business Days of such Credit Party’s receipt thereof, provided that if any letter, notice, subpoena, court order, pleading or other document required to be delivered to each Holder pursuant to this clause (j) contains any information deemed “classified” by the Government and/or the dissemination of any such information to each Holder would result in the Credit Parties violation any Applicable Law, then the Credit Parties may deliver a summary thereof, but including as much (but no more than) detail as can be included therein without violating any Applicable Law;

(k) if any Credit Party shall issue, give or deliver to the Government, any Prime Contractor or by any person or entity acting for or on behalf of the Government or such Prime Contractor any letter, notice, subpoena, court order, pleading or other document with respect to, or in any manner related to, or otherwise in response to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of a Credit Party, a copy of such letter, notice, subpoena, court order, pleading, or document to each Holder concurrent with the Credit Party’s issuance or delivery thereof to the Government, Prime Contractor or any person or entity acting for or on behalf of the Government of such Prime Contractor; provided that if any letter, notice, subpoena, court order, pleading or other document required to be delivered to each Holder pursuant to this clause (k) contains any information deemed “classified” by the Government and/or the dissemination of any such information to each Holder would result in the

Credit Parties violation any Applicable Law, then the Credit Parties may deliver a summary thereof, but including as much (but no more than) detail as can be included therein without violating any Applicable Law;

(l) promptly after entering into the same, copies of (i) all shareholders agreements and (ii) all employment agreements and other agreements of any Credit Party, the breach or termination of which could reasonably be expected to have a Material Adverse Effect; and

(m) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of any Loan Document, as any Holder may reasonably request (including any information necessary to enable the Holders to file any form required by any Governmental Authority).

SECTION 6.5 Litigation and Other Notices. The Credit Parties will furnish to the Holders prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) within 30 days of filing, the filing or commencement of or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, by or against any Credit Party, any of its Subsidiaries or any Affiliate thereof which could reasonably be expected to have a Material Adverse Effect, and any judgments entered against any Credit Party or any of its Subsidiaries;

(c) at least 30 days and no more than 60 days prior notice of any Change of Control, except that in event that a Change a Control of which the Borrowers had no knowledge has resulted solely from a transfer of equity securities by stockholders of the Borrowers, then immediately upon Borrower becoming aware of such Change of Control; and

(d) any development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect (including, without limitation, any enforcement, remedial or other governmental regulatory or other action instituted, completed or threatened in writing against any Credit Party or any of its Subsidiaries pursuant to any applicable Environmental Law, and any claim made by any Person against any Credit Party or any of its Subsidiaries relating to liability in respect of Hazardous Materials, which in each case would reasonably be expected to result in a Material Adverse Effect).

SECTION 6.6 Employee Benefits. Each Credit Party will (a) comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Holders as soon as possible after, and in any event within 10 days after any Responsible Officer of such Credit Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that alone or together with any other ERISA Event could reasonably be expected to result in liability of such Credit Party in an aggregate amount exceeding $500,000, a statement of a Financial Officer of such Credit Party setting forth details as to such ERISA Event and the action, if any, that such Credit Party proposes to take with respect thereto.

SECTION 6.7 Maintaining Records; Access to Properties and Inspections. Each Credit Party will keep proper books of record and account in which full and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities. Each Credit Party will permit any representatives designated by the Holders to obtain background information on such Credit Party or its management and to visit and inspect the financial records and the properties of such Credit Party at reasonable times during normal business hours and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Holders to discuss the affairs, finances and condition of such Credit Party with the officers thereof and independent accountants therefor. In addition, the Credit Parties shall permit the Holders to conduct a review of the use of the proceeds of the Notes and shall certify in writing to the Holders that the proceeds of the Notes were used in accordance with Section 2.10 hereof.

SECTION 6.8 Compliance with Laws. Each Credit Party will comply with and perform all obligations under all contracts to which it is a party and to comply in all material respects with Applicable Laws, whether now in effect or hereinafter enacted, except to the extent such non-compliance could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each Credit Party will: (a) comply, and cause all lessees and other persons occupying their Properties to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Properties; (b) obtain and renew all material Environmental Permits necessary for their operations and Properties; and (c) conduct in all material respects any Remedial Action in accordance with applicable Environmental Laws; provided, however, that no Credit Party shall be required to undertake any Remedial Action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

SECTION 6.9 [INTENTIONALLY OMITTED].

SECTION 6.10 Further Assurances. Each Credit Party will execute any and all further documents, agreements and instruments, and take all further action that may be required under Applicable Law, or that the Holders may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents. The Credit Parties shall deliver or cause to be delivered to the Holders all such instruments and documents (including legal opinions) as the Holders may reasonably request to evidence compliance with this Section.

SECTION 6.11 Maintenance of Office or Agency. Each Borrower shall maintain an office or agency (a) where the Notes may be presented for payment, or for registration and transfer and for exchange as provided in this Agreement, and (b) where notices and demands to or upon each Borrower in respect of the Notes may be served. The location of such office or agency initially shall be the principal office of the Borrowers as set forth in Section 9.1 hereof. Each Borrower shall give the Holders written notice of any change of location thereof.

SECTION 6.12 Financial Ratios and Covenants. The Parent Company and its Subsidiaries shall with respect to each period set forth below have complied or comply with and maintain each of the following financial ratios and financial covenants, using the information set forth in the financial statements provided by the Parent Company and its Subsidiaries in accordance with Section 6.4 above:

(a) Fixed Charges Ratio. The Parent Company and its Subsidiaries will maintain on a consolidated basis a Fixed Charges Ratio of: (i) not less than 1.04 to 1.00 for each fiscal quarter through the fiscal quarter ending June 30, 2005; (ii) not less than 1.13 to 1.00 for the fiscal quarter ending September 30, 2005 through the fiscal quarter ending March 31, 2007; and (iii) not less than 1.20 to 1.00 for the fiscal quarter ending June 30, 2007 and each fiscal quarter thereafter. For purposes of the foregoing, “Fixed Charges Ratio” shall mean, for each measurement period, the sum of the Parent Company’s and its Subsidiaries’ EBITDA, plus real property rent expense and operating lease expense, divided by the sum of the Parent Company’s and its Subsidiaries real property rent expense and operating lease expense, plus cash interest expense, plus cash taxes paid, plus required principal payments on debt, plus capital lease payments. The Fixed Charges Ratio shall be measured on the last day of each fiscal quarter and shall be calculated on a four (4) quarter rolling basis.

(b) Asset Coverage Ratio. The Parent Company and its Subsidiaries will maintain on a consolidated basis an Asset Coverage Ratio of not less than 0.90 to 1.00 for each fiscal quarter. For purposes of the foregoing, “Asset Coverage Ratio” shall mean, for each measurement period, the sum of the Parent Company’s and its Subsidiaries’ gross accounts receivable (billed and unbilled), plus unrestricted cash, divided by the sum of the prior 30 day average outstanding loan balance under the Senior Credit Facility, plus the face amount of all outstanding letters of credit on the “as of” date of the calculation, plus (A) from and after the date hereof until the date which is one (1) year from the date hereof, the greater of: (a) $6,000,000, and (b) fifty percent (50%) of the outstanding balance of the Term B Facility on the “as of” date of the calculation, (B) from and after the date which is one (1) year from the date hereof until the date which is two (2) years from the date hereof, the greater of (a) $8,000,000, and (b) eighty percent (80%) of the outstanding balance of the Term B Facility on the “as of” date of the calculation, and (C) from and after the date which is two (2) years from the date hereof, the greater of (a) $6,000,000 and (b) one hundred percent (100%) of the outstanding balance of the Term B Facility on the “as of” date of the calculation.

(c) Leverage Ratio. The Parent Company and its Subsidiaries will maintain on a consolidated basis for each quarter ending during the periods specified below, a Leverage Ratio of not more than the following:

Period	Required Leverage Ratio
From the Closing Date through September 30, 2004	Less than or equal to 3.85 to 1.00

From October 1, 2004 through March 31, 2007	Less than or equal to 3.50 to 1.00

From and after April 1, 2007	Less than or equal to 3.00 to 1.00

For purposes of the foregoing, “Leverage Ratio” shall mean, for each measurement period, the ratio of the Parent Company’s and its Subsidiaries’ Total Debt to EBITDA. The Leverage Ratio shall be measured on the last day of each fiscal quarter.

(d) Capital Expenditures. The Parent Company and its Subsidiaries shall not, on an aggregate and consolidated basis, make or incur any capital expenditures (including, but not limited to, expenditures for leasehold improvements and capitalized costs) during any fiscal year in excess of $4,950,000; provided, however, that if in any fiscal year the Parent Company’s and its Subsidiaries’ capital expenditures are less than $4,500,000 (a “Carryover Year”), the capital expenditure limit for the immediately following fiscal year shall be increased by the amount by which $4,500,000 exceeds the amount of capital expenditures made by the Parent Company and its Subsidiaries in the Carryover Year, but in no event shall the amount carried over to any future year exceed $2,250,000.

(e) Continued Profitability. The Parent Company and its Subsidiaries shall not, on a consolidated basis, sustain or incur negative Net Income for any fiscal quarter; it being understood and agreed that the non-cash charges listed on Schedule 6.12(e) hereto, and any other non-cash charges pre-approved in writing by the Holders, in their sole and absolute discretion, may be added back to operating income for the sole purpose of calculating the Parent Company’s and its Subsidiaries Net Income.

Unless otherwise defined in this Agreement, all financial terms used in this Section 6.12 shall have the meanings attributed to such terms in accordance with GAAP; provided that aggregate amount of EBITDA attributable to the Non-Borrower Subsidiaries included for purposes of calculating compliance with this Section 6.12 shall at no time account for more than 5% of the total EBITDA of the Parent Company and its Subsidiaries on a consolidated basis for the applicable period.

SECTION 6.13 Observation Rights.

(a) The board of directors of the Parent Company shall hold a general meeting (which may be held by conference call) at least quarterly for the purpose of discussing the business and operations of the Parent Company and its Subsidiaries. The Parent Company shall notify each of the Holders in writing of the date and time for each general or special meeting of its board of directors or any committee thereof or of the adoption of any resolutions by written consent (describing in reasonable detail the nature and substance of such action) at least one week prior to any general meeting or approval of such resolutions by written consent and at the time notice is provided to the directors of the Parent Company of any special meeting and concurrently deliver to the Holders any materials delivered to directors of the Parent Company, including a draft of any resolutions proposed to be adopted by written consent. The Holders shall be free during such one week period to contact the directors of the Parent Company and discuss the pending actions to be taken.

(b) The Parent Company shall permit one authorized representative of the Holders to attend and participate in all meetings of its board of directors and any committee thereof, whether in person, by telephone or otherwise, and shall provide such representative with such notice and other information with respect to such meetings as are delivered to the directors of the Parent Company. The Parent Company shall pay such representative’s reasonable out-of-pocket expenses (including, without limitation, the cost of airfare, meals and lodging) in connection with the attendance of such meetings.

SECTION 6.14 Future Financings.

(a) Until the Notes are repaid in full, if any Credit Party desires to undertake any Covered Financing, then, prior to doing so, such Credit Party shall promptly provide written notice to the Holders of its intention to pursue a Covered Financing (the “Covered Financing Notice”), together with such information concerning the material terms and conditions in connection with such Covered Financing and such other information as the Holders may reasonably request to enable the Holders to agree to provide such Covered Financing (the “Material Terms and Conditions”). The Parent Company shall not, nor permit any of its Subsidiaries to, enter into any Covered Financing unless and until the Parent Company or such Subsidiary has complied in full with the requirements of this Section 6.14.

(b) For a period of 30 days after receipt of such notice and information, the Holders shall have the exclusive option, but not the obligation to agree to provide such Covered Financing by delivering written notice to such Credit Party (the “Holder Covered Financing Notice”). Failure by the Holders to deliver the Holder Covered Financing Notice within such time period shall be deemed an election by the Holders not to provide the Covered Financing.

(c) For a period of 90 days after receipt of such Holder Covered Financing Notice, the Parent Company shall not, nor permit any of its Subsidiaries to, enter into any Covered Financing with any Person (other than the Holders) with material terms and conditions less favorable to the Credit Parties than the Material Terms and Conditions set forth in the Covered Financing Notice.

SECTION 6.15 Use of Proceeds. The Borrowers will use the proceeds of the investment only for the purposes specified in Article II.

ARTICLE VII.

NEGATIVE COVENANTS

Until the Notes and all Obligations are repaid in full, unless the Holders shall otherwise consent in writing, the Credit Parties jointly and severally covenant and agree not to do any of the following without the prior written consent of the Holders:

SECTION 7.1 Indebtedness.

(a) No Credit Party shall directly or indirectly incur, create, assume or permit to exist any Indebtedness other than the following (together, the “Permitted Indebtedness”):

(i) the Senior Debt;

(ii) Indebtedness created hereunder and under the other Loan Documents;

(iii) Indebtedness of any Credit Party to another Credit Party so long as (i) after such transaction, such Credit Party providing the Indebtedness will be Solvent and (ii) no Default or Event of Default then exists or will exist after such transaction;

(iv) Guarantees of Indebtedness otherwise permitted by this Section 7.1;

(v) Indebtedness existing on the date hereof and listed on Schedule 4.7;

(vi) Indebtedness arising from advances permitted pursuant to Section 7.6 hereof;

(vii) Indebtedness in respect of interest rate protection agreements entered into in the ordinary course of business and not for speculative purposes; and

(viii) any other Indebtedness of any Credit Party; provided that at the time of creation, incurrence or assumption there and at any time after giving effect thereto, the aggregate principal amount of such Indebtedness shall not exceed $1,000,000 in any fiscal year, or $2,000,000 in the aggregate outstanding at any time.

(b) Notwithstanding any provision to the contrary, except for the Term B Facility, the Credit Parties shall not, nor permit any of their Subsidiaries to, incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt unless such Indebtedness by its terms is subordinated to the Notes and the guarantee of the Guarantors, in each case on terms acceptable to the Holders.

(c) No Credit Party shall cancel any Indebtedness, claim or other debt owing to it other than to another Credit Party, except for reasonable consideration negotiated on an arm’s-length basis in the ordinary course of its business consistent with past practices.

SECTION 7.2 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof except the following (the “Permitted Liens”):

(a) Liens securing the Senior Debt and the Notes;

(b) Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or which are being contested in compliance with Section 6.3 which (i) the Credit Party has the financial ability to pay, including penalties and interest, and (ii) the non-payment thereof will not result in the execution of any such tax lien or otherwise jeopardize the interests of the Holders in any part of the Collateral;

(c) Liens of carriers’, warehousemen’s, mechanics’, vendors’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are separately secured by cash deposits or pledges in an amount adequate to obtain the release of such liens;

(d) deposits or pledges made in the ordinary course of business to secure obligations under workers’ compensation, social security or similar laws;

(e) deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital lease obligations), liens to secure the performance of statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially adversely interfere with the use of such property for its present purposes;

(g) Liens arising solely by virtue of any contractual or statutory or common law provisions relating to banker’s liens, rights to set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Credit Party or any Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System and (ii) such deposit account is not intended by the Credit Party or such Subsidiary to provide collateral to the depositary institution (except in connection with Liens securing the Senior Debt);

(h) except as otherwise provided in the Loan Documents, statutory or contractual landlord’s liens on the tangible personal property of any Credit Party located in such Credit Party’s demised premises;

(i) judgment Liens not giving rise to an Event of Default; and

(j) Liens securing purchase money Indebtedness to the extent such Indebtedness is expressingly permitted pursuant to Section 7.1(viii).

SECTION 7.3 Sale and Lease-Back Transactions. No Credit Party shall enter into any arrangement, directly or indirectly, with any Person providing for such Credit Party to lease or rent property that such Credit Party has sold or will sell or otherwise transfer to such Person or any of its Affiliates.

SECTION 7.4 Investments. No Credit Party shall make any Investments except:

(a) Investments existing on the date hereof and listed on Schedule 7.4;

(b) Cash Equivalents;

(c) Investments consisting of extensions of trade credit in the ordinary course of any Borrower’s Business;

(d) loans and advances permitted under Section 7.6(c);

(e) Investments in Wholly-Owned Subsidiaries of a Credit Party that become a Credit Party pursuant to the terms of Section 7.7 on or prior to the date of such Investment; and

(f) other Investment instruments approved in writing by Holders.

SECTION 7.5 Mergers, Consolidations, Sales of Assets, Act of Dissolution.

(a) No Credit Party shall merge or consolidate, sell majority ownership or effective control of any Credit Party or enter into any analogous reorganization or transaction with any Person; provided that (i) any Subsidiary of a Credit Party may be merged with any Credit Party if such Credit Party is the surviving or successor entity and, at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) ORC Protel, Inc. may merge with and into a newly formed limited liability company that becomes a Credit Party hereunder and (iii) ORC Inc. may merge with and into the Parent Company so long as the Parent Company is the surviving corporation following such merger.

(b) No Credit Party shall change its form of entity.

(c) No Credit Party shall consummate any Asset Disposition.

SECTION 7.6 Dividends and Distributions; Restrictions on Ability of Subsidiaries to Pay Dividends.

(a) No Credit Party shall declare or pay any dividend on account of any class of its Capital Stock, now or hereafter outstanding, in excess of $1,200,000, in the aggregate, per annum; it being understood and agreed that such dividends may be declared and paid only to LLR Equity Partners LP and/or LLR Equity Partners Parallel LLP, and may only be declared and paid if (i) prior to and after giving effect to any such payment, no Event of Default shall exist, and no act, event or condition shall have occurred or exist which with notice or the lapse of time, or both, would constitute an Event of Default and (ii) not less than 15 days prior the declaration or payment of any such dividend, the Borrowers deliver to the Holders a certificate of the Parent Company duly executed on its behalf by a Financial Officer of the Parent Company certifying that, prior to and after giving effect to any such payment, no Event of Default shall have occurred or exist, and no act, event or condition shall have occurred or exist which with notice or the lapse of time, or both, would constitute an Event of Default and containing detailed calculations of the relevant items used to calculate such compliance with the financial covenants set forth in Section 6.12, in the same form provided in accordance with Section 6.4(d). Notwithstanding the foregoing, any Credit Party shall be entitled to pay dividends to another Credit Party without limit on the dollar amount thereof; provided that (i) no Event of Default shall exist, and no act, event or condition shall have occurred or exist which with notice or the lapse of time, or both, would constitute an Event of Default, and (ii) if such dividends are payable to both a Credit Party and a non-Credit Party minority shareholder, the aggregate amount of any and all dividends paid or payable to all non-Credit Party minority shareholders shall not exceed $100,000 per annum;

(b) No Credit Party shall alter or amend any Credit Party’s capital structure, purchase, redeem or otherwise retire any shares of any Credit Party’s Capital Stock, voluntarily prepay, acquire or anticipate any sinking fund requirement of any indebtedness, or make any distributions in cash or assets to any Credit Party’s shareholders or any Credit Party’s Affiliates, except that the Parent Company may make changes to its capital structure that are otherwise permitted hereunder and the Credit Parties may make distributions otherwise permitted under Section 7.6(a);

(c) Except as set forth on Schedule 7.6, make any loans, salary advances or other payments to (i) any shareholders of any Credit Party, unless such shareholder is also a Credit Party in which the Holders have a perfected security interest in and to all of its assets constituting Collateral at the time such loan, salary advance or other payment is made; (ii) any corporation or other enterprise directly or indirectly owned in whole or in part by any shareholder of any Credit Party, unless such corporation or other enterprise is also a Credit Party in which the Holders have a perfected security interest in and to all of its assets constituting Collateral at the time such loan, salary advance or other payment is made or (iii) any other person or entity, provide, however, that the Credit Parties may pay, make or continue to have outstanding any of the following:

(i) normal and customary operating expenses, travel and expense reimbursements to salaried employees and trade credit extended to customers of the Credit Parties’ business;

(ii) regularly scheduled salary payments to individuals who are also salaried employees of any Credit Party;

(iii) loans and working capital advances to a Subsidiary of any Credit Party which is not a Credit Party hereunder, provided that the aggregate amount of all such loans and advances does not at any time exceed $1,000,000;

(iv) the loans(s) described on Schedule 7.6 limited to the corresponding amounts set forth on Schedule 7.6; and

(v) payments made directly by a Credit Party to any Subsidiary or Affiliate of a Credit Party that is not a Credit Party; provided that such payments made (A) in the ordinary course of such Credit Party’s business, (ii) for products actually delivered or services actually performed and (iii) pursuant to an “arms’ length” transaction (i.e. a transaction that would otherwise be made with an unrelated and unaffiliated third party).

(d) No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of such Borrower to (i) pay any dividends or make any other distributions on its Capital Stock or (ii) make or repay any loans or advances to any Borrower or the Parent Company of such Subsidiary, except to the extent restricted by the Senior Debt Documents.

SECTION 7.7 Transactions with Affiliates. Except as otherwise expressly provided herein, no Credit Party shall sell or transfer any Property to, or purchase or acquire any Property from, or otherwise engage in any other transactions with, any of its officers, directors or Affiliates other than another Credit Party, except that (i) any Credit Party may engage in the foregoing transactions on terms that are fair and reasonable and no less favorable to such Credit Party than it would obtain in a comparable arm’s-length transaction with a Person not an officer, director or Affiliate, and (ii) the Credit Parties may pay up to $250,000 per year to ORC International Holdings, Ltd. with respect to expenses incurred by ORC International Holdings, Ltd. during the year in which such amounts are transferred.

SECTION 7.8 Business of Credit Parties and Subsidiaries.

(a) No Credit Party shall engage at any time in any business or business activity other than those substantially similar to any Borrower’s Business and business activities reasonably incidental thereto. No Credit Party shall acquire or create any new Subsidiary unless such subsequently acquired or organized Subsidiary joins this Agreement and the Notes as a Borrower hereunder or a Guaranty Agreement as a Guarantor thereunder and such other agreements, mortgages, financing statements, landlord waivers, mortgagee waivers and other documents, together with an opinion of counsel, as reasonably requested by the Holders, in each case in form and substance reasonably acceptable to the Holders.

(b) No Credit Party shall, nor permit any of its Affiliates to, directly or indirectly purchase or otherwise acquire, or offer to purchase or otherwise acquire, any outstanding Notes except by way of payment or prepayment in accordance with the provisions hereof.

(c) No Credit Party shall issue any Disqualified Stock.

SECTION 7.9 Investment Company Act. No Credit Party shall become an investment company subject to registration under the Investment Company Act of 1940, as amended.

SECTION 7.10 Acquisitions. No Credit Party shall acquire all of the Capital Stock or all or any material portion of the assets of any Person or any division or line of business of such Person.

SECTION 7.11 Prepayments. Except for the Senior Debt, the Notes or Indebtedness owed to the Borrowers from a Subsidiary, no Credit Party shall prepay any Indebtedness.

SECTION 7.12 Additional Negative Pledges. No Credit Party shall enter into, assume or become subject to any agreement (a) prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, except under the Senior Debt Documents, or (b) requiring the grant of any security for an obligation if security is given for some other obligation, except for Permitted Liens.

SECTION 7.13 Accounting Changes. No Credit Party shall make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its fiscal year from its current fiscal year.

SECTION 7.14 Stay, Extension and Usury Laws. To the extent permitted under Applicable Law, each of the Credit Parties covenants and agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, and will use their best efforts to resist any attempts to claim or take the benefit of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of their obligations under this Agreement or the Notes. To the extent permitted under Applicable Law, each of the Credit Parties hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 7.15 Limitation on Foreign Operations. No Credit Party shall permit (i) as of the last day of any fiscal quarter of the Borrowers, the Borrowers and their domestic Subsidiaries to own directly assets (other than Investments) representing less than 75% of the total consolidated assets of the Parent Company and its Subsidiaries determined on such date or (ii) as of the last day of any fiscal quarter of the Borrowers, the portion of Net Income for the period of four consecutive fiscal quarters of the Borrowers then ended which is attributable to Foreign Subsidiaries of the Borrowers to exceed 25% of Net Income for such period; provided, however, that Net Income attributable to Foreign Subsidiaries of the Borrowers may exceed 25% for such period so long as EBITDA for the Borrowers that are organized under the laws of a jurisdiction of the United States, or any State thereof or of the District of Columbia shall not be less than $10,000,000.

SECTION 7.16 Inconsistent Agreements; Charter Amendments. Except for the Subordination Agreement and the Term B Facility Subordination Agreement, no Credit Party shall (i) enter into any agreement or arrangement which would restrict in any material respect the ability of such Credit Party to fulfill its Obligations under the Loan Documents, or (ii) supplement, amend or otherwise modify the terms of their articles or certificate of incorporation or bylaws or any of the Loan Documents if the effect thereof would reasonably be expected to have a Material Adverse Effect.

SECTION 7.17 Lease Obligations. Except in the ordinary course of business, no Credit Party shall enter into any new lease of Property, or modify, amend, restate or renew any lease of Property in effect as of the Closing Date.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1 Events of Default. If any of the following events (“Events of Default”) occur:

(a) any representation or warranty made or deemed made in or in connection with any Loan Document hereunder or any representation, warranty or certification contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, proves to have been materially incorrect when so made, deemed made or furnished;

(b) default is made in the payment of any principal on the Notes when due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and such default continues unremedied for a period of three days;

(c) default is made (i) in the payment of any interest on the Notes due under any Loan Document, when and as the same becomes due and payable, and such default continues unremedied for a period of five days or (ii) in the payment of any other amount (other than an amount referred to in (b) or (c)(i) above) due under any Loan Document, when and as the same becomes due and payable, and such default continues unremedied for a period of five days after notice thereof from the Holders to the Borrowers;

(d) default is made in the due observance or performance by any Credit Party of any covenant, condition or agreement contained in Section 6.12 or in Article VII (other than Sections 7.1, 7.2, 7.4 and 7.7, and other than Section 7.6, except in the case of a breach caused by a declaration or payment to LLR Equity Partners LP and/or LLR Equity Partners Parallel LLP);

(e) default is made in the due observance or performance by any Credit Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default continues unremedied for a period ending the earlier of (i) a period of 15 days from the date such Credit Party knew of the occurrence of such default and (ii) a period of 15 days after notice thereof from the Holders to the Borrowers;

(f) any default is declared or otherwise occurs under any Material Contract of any Credit Party and the other party thereto commences exercise of its rights and remedies under such Material Contract as a consequence of such default (excluding those defaults pursuant to which the other party thereto has made a monetary claim of less than $500,000);

(g) any default is declared or otherwise occurs (after giving effect to any applicable notice and/or grace periods) under any Senior Debt, either (i) which is in the payment of any principal, interest or fees in excess of $100,000 in the aggregate due thereunder when and as the same becomes due and payable or (ii) pursuant to which the applicable Senior Lenders have accelerated the maturity thereof;

(h) any default is declared or otherwise occurs (after giving effect to any applicable notice and/or grace periods) under any Indebtedness of any Credit Party (other than the Senior Debt) in excess of $500,000 individually or in the aggregate;

(i) an Act of Bankruptcy or Act of Dissolution shall have occurred with respect to any Credit Party;

(j) one or more judgments for the payment of money in excess of $500,000 to the extent not fully paid or discharged (excluding any portion thereof that is covered by a insurance policy issued by an insurance company of recognized standing and creditworthiness) is rendered against any Credit Party, and the same shall remain undischarged for a period of 10 consecutive days during which execution is not effectively stayed, bonded, covered by adequate insurance, or covered by adequate reserves or any action is legally taken by a judgment creditor to levy upon assets or properties of any Credit Party to enforce any such judgment that is not effectively stayed, bonded, covered by adequate insurance, or covered by adequate reserves;

(k) an ERISA Event occurs that in the opinion of the Holders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of any Credit Party and its ERISA Affiliates in an aggregate amount exceeding $100,000;

(l) any execution or attachment shall be issued whereby any substantial part of the property of any Credit Party shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof;

(m) if (i) any Credit Party is debarred or suspended from contracting with any part of the Government; (ii) a notice of debarment or suspension shall have been issued to any

Credit Party; or (iii) a notice of termination for default or the actual termination for default of any Material Contract shall have been issued to or received by any Credit Party, or (iv) a Government investigation or inquiry relating to any Credit Party and involving fraud, deception, dishonesty or willful misconduct shall have been commenced in connection with any Material Contract or any Credit Party’s activities’ or

(n) any Guarantor shall repudiate or purport to revoke its guaranty, or any guaranty of the Obligations hereunder for any reason shall cease to be in full force and effect as to such Guarantor or shall be judicially declared null and void as to such Guarantor;

then: (i) in every such event other than an Event of Default described in paragraph (i) above, and at any time thereafter during the continuance of such event, the Holders of at least 50% of the aggregate outstanding principal amount of the Notes may by notice to the Borrowers declare the principal amount then outstanding under the Notes held by such Holder to be forthwith due and payable in whole or in part, whereupon the principal amount so declared to be due and payable, together with the Repayment Charge calculated as if such Notes were prepaid on the date of the Default, if any, all PIK Amounts and accrued interest thereon and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document in respect of such Notes, shall become forthwith due and payable, without presentment demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (ii) in any event with respect to an Event of Default described in paragraph (i) above, the principal of the Notes then outstanding, together with the Repayment Charge calculated as if the Notes were prepaid on the date of the Default, if any, all PIK Amounts and accrued interest thereon and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding. In the event that the Holders of at least 50% of the aggregate outstanding principal amount of the Notes have declared the principal amount then outstanding under the Notes held by such Holders to be forthwith due and payable as set forth in clause (i) above, then any other Holder may also declare the principal amount then outstanding under the Notes held by such Holder to be forthwith due and payable in whole or in part as provided in clause (i) above.

SECTION 8.2 Waivers. The Credit Parties waive presentment, demand, notice of dishonor, and protest, and all demands and notices of any action taken by the Holders under this Agreement, except as otherwise provided herein.

SECTION 8.3 Enforcement Actions. The Holders may, at their option, collect all or any portion of the Obligations or enforce against the Credit Parties any of their respective rights and remedies with respect to the Obligations including, but not limited to: (a) commencing or pursuing legal proceedings to collect any amounts owed with respect to or to otherwise enforce the Obligations; (b) executing upon, or otherwise enforcing, any judgment obtained with respect to the payment or performance of the Obligations; or (c) exercising any remedies under the Stock Pledge Agreement.

SECTION 8.4 Costs. The Credit Parties shall pay all reasonable expenses of any nature, whether incurred in or out of court, and whether incurred before or after the Notes shall become due at their maturity date or otherwise (including, but not limited to, reasonable attorneys’ fees and costs) which the Holders may reasonably incur in connection with the collection or enforcement of any of the Obligations. The Holders are authorized to pay at any time and from time to time any or all of such expenses, to add the amount of such payment to the amount of principal outstanding under the Notes, and to charge interest thereon at the rate specified in the Notes.

SECTION 8.5 Set-off. Subject to the Subordination Agreement, upon the occurrence and during the continuance of any Event of Default, each Holder is hereby authorized at any time and from time to time without notice to any Credit Party (any such notice being expressly waived by such Credit Party) and, to the fullest extent permitted by Applicable Law, to set off and to apply any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or moneys at any time held and other indebtedness at any time owing by such Holder to or for the account of such Credit Party against any and all of the obligations of the Credit Parties now or hereafter existing under this Agreement or any other agreement or instrument delivered by such Credit Party to such Holder in connection therewith, whether or not such Holder shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. The rights of the Holders under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which they may have. A Holder shall give the Credit Party notice of any set-off hereunder after such set-off has occurred.

SECTION 8.6 Remedies Non-Exclusive. None of the rights, remedies, privileges or powers of the Holders expressly provided for herein are exclusive, but each of them is cumulative with, and in addition to, every other right, remedy, privilege and power now or hereafter existing in favor of each of the Holders, whether pursuant to the other Loan Documents, at law or in equity, by statute or otherwise.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.1 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) if to the Borrowers, Opinion Research Corporation, Attention: Mr. Kevin Croke (Facsimile No. 609-419-1901); with a copy to Wolf, Block, Schorr and Solis-Cohen LLP, Attention: David Gitlin, Esq. (Facsimile No. 215-977-2334); and

(b) if to the Holders, Allied Capital Corporation, at its offices at 1919 Pennsylvania Avenue, N.W., Washington, D.C. 20006, Attention: Frank Izzo (Facsimile No. 202-659-2053); with a copy to Piper Rudnick LLP, 1200 Nineteenth Street, N.W., Washington, D.C. 20036, Attention Anthony H. Rickert (Facsimile No. 202-223-2085).

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) two Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one

Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery or (iii) on the date on which it is sent by facsimile transmission with acknowledgement of receipt at the number to which it is required to be sent in each case to the intended recipient as set forth above.

SECTION 9.2 Survival of Agreement. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Holders and shall survive the making by the Holders of the investment, regardless of any investigation made by the Holders or on their behalf and shall continue in full force and effect as long as the principal of or any accrued interest on the Notes is outstanding and unpaid.

SECTION 9.3 Binding Effect. This Agreement shall become effective when it shall have been executed by the Parent Company, the Borrowers and the Holders, and when the Holders shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

SECTION 9.4 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Parent Company, the Borrowers or the Holders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) The Parent Company and the Borrowers shall not assign or delegate any of their rights or duties hereunder without the prior written consent of the Holders, and any attempted assignment or delegation without such consent shall be null and void. The Holders may assign or delegate any of its rights or duties hereunder or under the Notes in accordance with Section 9.19.

SECTION 9.5 Expenses; Indemnity.

(a) The Borrowers will pay to Allied Capital both a structuring fee of $19,091 and closing points of $60,000, and all reasonable out-of-pocket expenses incurred by the Holders in connection with the preparation and administration of this Agreement and the other Loan Documents, in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated), in connection with the enforcement or protection of its rights in relation to this Agreement and the other Loan Documents, including any suit, action, claim or other activity of the Holders to collect or otherwise enforce the Obligations or any portion thereof, or in connection with the Transaction, including, without limitation, the reasonable fees, charges and disbursements of Piper Rudnick LLP, counsel for the Holders, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Holders.

(b) The Credit Parties, jointly and severally, agree to indemnify each Holder, and its respective directors, officers, employees and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transaction and the other transactions contemplated thereby, (ii) the use of the proceeds of the investment, (iii) any claim, litigation investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Credit Parties, or any Environmental Claim related in any way to any Credit Party; provided that such indemnity shall not as to any Indemnitee be available to the extent it resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Notwithstanding any provision to the contrary, the provisions of this Section 9.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Notes, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Holders. All amounts due under this Section 9.5 shall be payable on written demand therefor.

SECTION 9.6 Waiver of Consequential and Punitive Damages. Each of the Credit Parties and the Holders hereby waive to the fullest extent permitted by Applicable Law all claims to consequential and punitive damages in any lawsuit or other legal action brought by any of them against any other of them in respect of any claim among or between any of them arising under this Agreement, the other Loan Documents, or any other agreement or agreements between or among any of them at any time, including any such agreements, whether written or oral, made or alleged to have been made at any time prior to the Closing Date, and all agreements made hereafter or otherwise, and any and all claims arising under common law or under any statute of any state or the United States of America, including any thereof in contract, tort, strict liability or otherwise, whether any such claims be now existing or hereafter arising, now known or unknown. The Holders and the Credit Parties acknowledge and agree that this waiver of claims for consequential damages and punitive damages is a material element of the consideration for this Agreement.

SECTION 9.7 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF MARYLAND (EXCLUDING CONFLICTS OF LAWS PROVISIONS).

SECTION 9.8 Waivers; Amendment.

(a) No failure or delay of a Holder in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Credit Parties therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Credit Parties in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent Company, the Borrowers and the Holders in accordance with Section 9.16.

SECTION 9.9 Interest Rate Limitation. If at any time the interest rate applicable to the Notes, together with all fees, charges, and other amounts which are treated under Applicable Law as interest thereunder (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Holders holding the Notes in accordance with Applicable Law, the rate of interest payable in respect of the Notes, together with all Charges payable in respect thereof shall be limited to the Maximum Rate. If, from any circumstance whatsoever, the Holder shall ever receive anything of value deemed Charges by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive Charges shall be applied to the reduction of the principal balance owing under the Notes in the inverse order of maturity (whether or not then due) or at the option of the Holder be paid over to the Borrowers, and not to the payment of Charges. All Charges (including any amounts or payments deemed to be Charges) paid or agreed to be paid to the Holder shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal balance of the Notes so that the Charges thereof for such full period will not exceed the maximum amount permitted by Applicable Law.

SECTION 9.10 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any way, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract and shall become effective as provided in Section 9.3. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14 Heading. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15 Jurisdiction; Consent to Service of Process.

(a) Each of the Credit Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Maryland State court or Federal court of the United States of America sitting in the State of Maryland, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the State of Maryland or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement shall affect any right that the Holders may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against such Credit Party or their properties in the courts of any jurisdiction.

(b) Each of the Credit Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any Maryland state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

SECTION 9.16 Consents and Approvals; Defaults.

(a) Subject to the terms of Section 9.16(b), to the extent that (i) the terms of this Agreement or any of the other Loan Documents require any Borrower to obtain the consent or approval of the Holders, (ii) the Borrowers seek an amendment to or termination of any of the terms of this Agreement or any of the Loan Documents, or (iii) the Borrowers seek a waiver of any right granted to the Holders under this Agreement or any of the Loan Documents, such consent, approval, action, termination, amendment or waiver (each, an “Approval”) shall be made by the Holders of Notes representing at least 50.1% of the aggregate principal amount outstanding under all of the Notes.

(b) Notwithstanding anything to the contrary contained in Section 9.16(a), the Holders shall not, without the prior written consent and approval of all of the affected Holders, amend, modify, terminate or obtain a waiver of any provision of this Agreement or any of the Loan Documents, which will have the effect of (i) reducing the principal amount of any Notes or of any payment required to be made to the Holders hereunder, or modifying the terms of a payment or prepayment thereof; (ii) reducing the Interest Rate, or extend the time for payment of interest under any Notes; or (iii) releasing the Parent Company, any Borrower, any Guarantor or other obligor from any obligation under this Agreement or any of the other Loan Documents.

(c) Each Holder agrees that, for the benefit of the other Holders, any proceeds received upon enforcement by such Holder of its rights and remedies under this Agreement, will be divided, pro rata, among all Holders.

SECTION 9.17 Relationship of the Parties; Advice of Counsel. This Agreement provides for the making of an investment by each Holder, in its capacity as a lender, in the Borrowers, in their capacity as Borrowers, and for the payment of interest and repayment of principal by the Borrowers to the Holders. The provisions herein for compliance with financial covenants, if any, and delivery of financial statements are intended solely for the benefit of the Holders to protect their interests as lenders in assuring payments of interest and repayment of principal, and nothing contained in this Agreement shall be construed as permitting or obligating the Holders to act as a financial or business advisor or consultant to the Borrowers, as permitting or obligating the Holders to control any Borrower or to conduct any Borrower’s operations, as creating any fiduciary obligation on the part of the Holders to any Borrower, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. The Holders are not (and shall not be construed as) a partner, joint venturer, alter-ego, manager, controlling person, operator or other business participant of any kind of any Borrower; neither the Holders nor any Borrower intends that the Holders assume such status, and, accordingly, the Holders shall not be deemed responsible for (or a participant in) any acts or omissions of any Borrower or any of its partners. Each of the Holders and the Borrowers represent and warrant to the other that it has had the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and with respect to all matters contained herein.

SECTION 9.18 Confidentiality Each of the Holders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any permitted transferee of any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of any Borrower or its Subsidiaries; (g) with the consent of the Borrowers; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Holder on a nonconfidential basis from a source other than the Borrowers or the Parent Company provided that such source is not bound by a confidentiality agreement. For the purposes of this Section, “Information” means all information received from the Parent Company, the Borrowers or their Subsidiaries relating to the Parent Company, the Borrowers or their Subsidiaries or their respective businesses, other than any such information that is available to any Holder on a nonconfidential basis prior to disclosure by the Parent Company, the Borrowers or their respective Subsidiaries; provided that, in the case of information received from the Parent Company, the Borrowers or any Subsidiary after the date hereof, such information is clearly identified (in a reasonable manner) at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In any event, however, each Holder may disclose to any and all Persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and by the other Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to the Holders relating to such tax treatment and tax structure; it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions contemplated hereby and by the other Loan Documents.

SECTION 9.19 Registration and Transfer of Notes.

(a) The Borrowers will keep at its principal office a register in which the Borrowers will provide for the registration of the Notes and their transfer. The Borrowers may treat any Person in whose name any Note is registered on such register as the owner thereof for the purpose of receiving payment of the principal of and interest on such Note and for all other purposes, whether or not such Note shall be overdue, and the Borrowers shall not be affected by any notice to the contrary from any Person other than the applicable Holder. All references in this Agreement to a “Holder” of any Note shall mean the Person in whose name such Note is at the time registered on such register.

(b) Upon surrender of any Note for registration of transfer or for exchange to the Borrowers at its principal office, the Borrowers at their expense will execute and deliver in exchange therefor a new Note or Notes, as the case may be, of the same type in denominations of at least $100,000 (except a Note may be issued in a lesser principal amount if the unpaid principal amount of the surrendered Note is not evenly divisible by, or is less than, $100,000), as requested by the holder or transferee, which aggregate the unpaid principal amount of such Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor.

(c) Upon receipt of evidence reasonably satisfactory to the Borrowers of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction of any Note, upon delivery of an indemnity bond in such reasonable amount as the Borrowers may determine (or an unsecured indemnity agreement from the Holder reasonably satisfactory to the Borrowers), or, in the case of any such mutilation, upon the surrender of such Note for cancellation to the Borrowers at their principal office, the Borrowers at their expense will execute and deliver, in lieu thereof, a new Note of the same class and of like tenor, dated so that there will be no loss of interest on (and registered in the name of the holder of) such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Borrowers shall be deemed to be not outstanding for any purpose of this Agreement.

{Signatures next page}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

OPINION RESEARCH CORPORATION, a Delaware corporation

By:	/s/ KEVIN P. CROKE
Name:	Kevin P. Croke
Title:	EVP – Corporate Finance

ORC INC., a Delaware corporation

By:	/s/ KEVIN P. CROKE
Name:	Kevin P. Croke
Title:	President

MACRO INTERNATIONAL INC., a Delaware corporation

By:	/s/ KEVIN P. CROKE
Name:	Kevin P. Croke
Title:	Asst. Secretary

ORC PROTEL, INC., a Delaware corporation

By:	/s/ KEVIN P. CROKE
Name:	Kevin P. Croke
Title:	Secretary

SOCIAL AND HEALTH SERVICES, LTD., a Maryland corporation

By:	/s/ KEVIN P. CROKE
Name:	Kevin P. Croke
Title:	Secretary

SIGNATURE PAGE TO LOAN AGREEMENT

ORC HOLDINGS, LTD., an English company

By:	/s/ KEVIN P. CROKE
Name:	Kevin P. Croke
Title:	Authorized Signatory

O.R.C. INTERNATIONAL, LTD, an English company

By:	/s/ KEVIN P. CROKE
Name:	Kevin P. Croke
Title:	Authorized Signatory

ALLIED CAPITAL:

ALLIED CAPITAL CORPORATION

By:	/s/ FRANK IZZO
Name:	Frank Izzo
Title:	Principal

SIGNATURE PAGE TO LOAN AGREEMENT